The information in this pricing supplement is not complete and may be changed.

A registration statement relating to these notes has been filed with the Securities and Exchange Commission.
UPDATED CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount To Be	Aggregate Price Per	Aggregate Offering	Amount of
Securities To Be Registered	Registered	Unit	Price	Registration Fee

Notes offered hereby	$ [●]	100%	[●]	[●](1)

(1)	A $100,067.48 advance filing fee, previously transmitted to the SEC on February 7, 2007 in connection with the securities offered from Eksportfinans ASA’s Registration Statement No. 333–140456, is being carried forward, of which $[●] is offset against the registration fee due for this offering and of which $[●] remains available for future registration fees. No additional registration fee has been paid with respect to this offering.
Subject to completion dated February 23, 2007.

PRICING SUPPLEMENT NO. 2 dated February [●], 2007	Filed pursuant to Rule 424(b)(3)

to Prospectus Supplement and Prospectus dated February 5, 2007	Registration No. 333-140456
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program
Index Linked Notes
Linked to the Goldman Sachs Taiwan Select Index
(Non-principal Protected)
This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars (USD). Although the stocks comprising the Goldman Sachs Taiwan Select Index trade and are denominated in New Taiwan dollars (TWD), all amounts payable for each of your notes will be payable in USD.
Aggregate Face Amount:	$[●]
Face Amount of each note:	$1,000.00
CUSIP No.:	R2188Y445

			Discounts and		Proceeds to us
	Issue Price to public		commissions		(before expenses)

Per note:	[$	985.00 - $1,005.00]	$	[●]	$	[●]
Total:	$	[●]	$	[●]	$	[●]
Assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the original issue price.
Goldman, Sachs & Co. may offer the notes in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.
Goldman Sachs, Goldman Sachs Taiwan Select Index, GSTW50 and GSTW50 Index are trademarks or service marks of Goldman, Sachs & Co. and will be licensed for use by Eksportfinans ASA in connection with the Index linked notes linked to the Goldman Sachs Taiwan Select Index.

Agent:	Goldman, Sachs & Co.

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	[●]

Original Issue Date:	[●]

Maturity Date:	(1) [Expected to be 2 years after the Original Issue Date], or (2) in the event that [●] is not a Business Day, then the Maturity Date will be the first following day that is a Business Day.

Index linked note:	Yes. The Goldman Sachs Taiwan Select Index or any successor index, as it may be modified, replaced or adjusted from time to time (the Index) as published by Dow Jones Company, Inc. (Dow Jones) (Bloomberg: [●]). The Index is a composite index that reflects the U.S. dollar price changes of a weighted fixed basket of 50 Taiwan stocks which are denominated in New Taiwan dollars. The Index stocks are common stocks of companies that are listed on the Taiwan Stock Exchange. The weightings of each of the underlying Index stocks and exact constituents of the Index are subject to change and will be determined on the Trade Date. See “The Index” below for further information on the Index.

When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the Index as then in effect (the Index Sponsor). The initial Index Sponsor is Dow Jones.

Redemption Amount:	As of the Determination Date, the calculation agent will determine the redemption amount you will be entitled to receive in cash in respect of each note in accordance with the following formula:

The Face Amount multiplied by the sum of (i) 1 and (ii) the Index Return.

Initial Index Level:	100.00. The Initial Index Level will be set on the Trade Date during the normal trading hours for the Taiwan Stock Exchange and, as such, the first published level of the Index (using the closing prices of the Index stocks on that day) expected on the Trade Date may be higher or lower than the Initial Index Level of 100.

The Index may be adversely affected by hedging activity, as described under “Risk Factors — Trading and other transactions by Goldman, Sachs & Co. in securities linked to the Index Stocks may impair the value of your notes”.

Final Index Level:	[Expected to be the arithmetic average of the closing level of the Index on the Averaging Dates converted to USD at the respective Final Exchange Rate.]

Initial Exchange Rate:	[ ● ] [TWD/ USD rate, determined on the Trade Date]

Final Exchange Rate:	The arithmetic mean of the [Taipei 11:00 a.m. spot New Taiwan dollar/ U.S. dollar foreign currency exchange rate as specified on the Reuters TAIFX1 page].

Index Return:	(Final Index Level — Initial Index Level) / Initial Index Level, expressed as a percentage.

If the Final Index Level is greater than the Initial Index Level, i.e., the Index Return is positive due to an increase in the Index, you will participate in any such increase on a one-to-one basis. If the Final Index Level is less than the Initial Index Level, i.e., the Index Return is negative due to a decline in the Index, the entire principal of your notes is exposed to any such decline on a one-to-one basis. As a result, the payment you would receive at the Maturity Date would be less than the outstanding face amount of your notes and might even be reduced to zero.

Determination Date:	[●]. If a Market Disruption Event occurs on that day or that day is not otherwise a Trading Day, the Determination Date will be postponed to the next Trading Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the Determination Date be postponed more than [five] Business Days. If a Market Disruption Event occurs or is continuing on such last possible day or such last possible day is not a Trading Day, that day will nevertheless be the Determination Date. If the calculation agent determines that the Index level that must be used to determine the payment amount is not available on the last possible day, either because of a Market Disruption Event or for any other reason, the calculation agent will nevertheless determine the Final Index Level based on its assessment, made in its sole discretion, of the level of the Index on that last possible day.

Averaging Dates:	[Five] Trading Days, ending on and including the Determination Date, subject to a Market Disruption Event or non-Trading Days. If a Market Disruption Event occurs or is continuing on any day that would otherwise be an Averaging Date or such day is not a Trading Day, such Averaging Date and each succeeding Averaging Date, if any, will be postponed to the next Trading Day(s) on which no Market Disruption Event occurs or is continuing. In no event, however, will any Averaging Date be postponed beyond the fifth Business Day prior to the stated Maturity Date. If a Market Disruption Event occurs or is continuing on such last possible day or such last possible day is not a Trading Day, that day will nevertheless be the last Averaging Date and the Determination Date. In such cases, more than one Averaging Date may occur simultaneously on such last possible day.

Market Disruption Event:	Any of the following will be a Market Disruption Event:

• a suspension, absence or material limitation of trading in Index stocks constituting 20% or more, by weight, of the Index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

• a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or to Index stocks constituting 20% or more, by weight, of the Index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

• Index stocks constituting 20% or more, by weight, of the Index, or option or futures contracts relating to the Index or to Index stocks constituting 20% or more, by weight, of the Index, if available, do not trade on what were the respective primary markets for those Index stocks or contracts, as determined by the calculation agent in its sole discretion,

• Any trading restriction is imposed upon an Index stock on its respective primary securities exchange/market due to a price change in that respective Index stock exceeding limits set by that market or issuer before the close of trading in that market on any Trading Day, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of Goldman, Sachs & Co. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes.

The following events will not be a Market Disruption Event:

• a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

• a decision to permanently discontinue trading in the option or futures contracts relating to the Index or to any Index stock.

For this purpose, an “absence of trading” in the primary securities market on which an Index stock, or on which option or futures contracts relating to the Index or an Index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an Index stock or in option or futures contracts relating to the Index or an Index stock, if available, in the primary market for that stock or those contracts, by reason of:

• a price change exceeding limits set by that market, or

• an imbalance of orders relating to that stock or those contracts, or

• a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

Currency Disruption Event:	A Currency Disruption Event means a suspension or material limitation of convertibility between the USD and the TWD, or any other event that in the good faith determination of the calculation agent would materially affect the ability of the calculation agent to obtain a firm quote for the spot exchange rate between the USD and the TWD.

Discontinuance or Modification of the Index:	If the Index Sponsor discontinues publication of the Index and the Index Sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the Index, then the calculation agent will determine the Redemption Amount by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the level of the Index is not available on any of the Averaging Dates or the Determination Date because of a Market Disruption Event or for any other reason, the calculation agent will determine the Final Index Level, and thus the Redemption Amount, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index, the stocks comprising the Index or the method of calculating the Index is changed at any time in any respect — including any split or reverse-split of the Index and any addition, deletion or substitution and any reweighting or rebalancing of Index stocks and whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publica-

tion of a successor index, is due to events affecting one or more of the Index stocks or their issuers or is due to any other reason and is not otherwise reflected in the level of the Index by the Index Sponsor pursuant to the methodology described under “The Index — Index Methodology” below, then the calculation agent will be permitted (but not required) to make such adjustments in the Index or the method of its calculation as it believes are appropriate to ensure that the Final Index Level used to determine the amount payable on the stated Maturity Date, is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the Index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Calculation agent:	Goldman, Sachs & Co.

Fixed rate note:	The notes do not pay interest. There will be no payments prior to maturity.

Business Day:	Any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.

Trading Day:	Any day on which the Taiwan Stock Exchange is open for trading, the Index Sponsor is open for business and the closing level of the Index is calculated and published by the Index Sponsor.

Business Day convention:	If the Maturity Date is not a Business Day, then the Maturity Date will be the first following day that is a Business Day.

Tax redemption:	No

Additional amounts payable:	No

Authorized denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof

Form of notes:	Book-entry

Listing:	None

Issuer rating:	Aaa (Moody’s) / AA+ (Standard & Poor’s) / AAA (F.IBCA)

Failure to pay Redemption Amount when due:	In the event we fail to pay the Redemption Amount on the Maturity Date, any overdue payment in respect of the Redemption Amount of any note on the Maturity Date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Acceleration:	If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the calculation agent shall determine in good faith and in a commercially reasonable manner, on the basis of the performance of the Index over the term of the notes to the date of acceleration, to be fair and equitable to the holders.

Other:	The notes do not pay interest and are not renewable notes, asset linked notes or amortizing notes, each as described in the prospectus supplement. We intend to take the position that the notes will not be issued with original issue discount, and there is no optional redemption or extension of maturity or defeasance in connection with the notes.
      Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

RISK FACTORS
      Unlike ordinary debt securities, the return on the notes depends on changes in values of an index of equity securities. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the price of the common stocks and the respective foreign exchange rate, that make up the Index and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the notes do not pay interest. Also, your notes are not equivalent to investing directly in the stocks comprising the index or in currencies to which your notes are linked. You should carefully consider the following risks before investing in the notes.
You may lose all or a significant part of your investment in the notes.
We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the Index level.
      The Redemption Amount will depend on the change in the value of the Index. Because the value of the Index is subject to market fluctuations, the Redemption Amount may be less than the Face Amount of the notes, and you will lose part or all of your investment if the Final Index Level is below the Initial Index Level. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity.
      Even if the amount payable on your notes at maturity is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.
The principal of your notes is not protected.
      The principal of your notes is not protected. Our cash payment on your notes on the Maturity Date, if any, will be based on any increase or decrease, on a one-to-one basis, in the Final Index Level from the Initial Index Level. You may lose all or a significant amount of your entire investment in the notes if the Index level drops precipitously.
      The Index reflects the USD value of the Index stocks that trade and are denominated in TWD. Because, then, the Index level reflects the TWD/USD foreign currency exchange rates, even if the TWD prices of the Index stocks have appreciated over the term of the notes, you may lose a significant portion of your investment if the value of the TWD declines versus the USD.
      In addition, if an Index stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the applicable Index stock will continue to be included in the Index so long as a market price for that Index stock is available. If, as a result of the liquidation or dissolution of the Index stock issuer, a market price is no longer available for the applicable Index stock, the value of that Index stock will be deemed to equal zero for the purposes of calculating the Index for so long as no market price is available. See “The Index — Index methodology—Adjustments for certain corporate events — Liquidation or dissolution” below.
      Also, the market price for each of your notes prior to the Maturity Date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the Maturity Date, you may receive far less than the amount of your investment in the notes.

Assuming no changes in market conditions or any other relevant factors, the value of your notes on the Trade Date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the original issue price.
      The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.
      If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “The market price of your notes may be influenced by many unpredictable factors” below.
      Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.
      There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Secondary trading in the notes may be limited” below.
We can postpone the Trade Date.
      If the calculation agent determines that a Market Disruption, Currency Disruption or other similar event has occurred on the primary securities exchange for the Index stocks or the foreign currency exchange for TWD/ USD at any time prior to or on the scheduled Trade Date, the Trade Date may be postponed until a date, as determined by the calculation agent, on which no such event occurs or is continuing.
The Index stocks may be changed.
      If the calculation agent determines that a Market Disruption, Currency Disruption or other similar event is occurring on any day during the marketing period and/or up to and including the scheduled Trade Date, then the calculation agent may decide to adjust the Index stocks and their relative weightings. Alterations may include, but are not limited to, eliminating, substituting and adding Index stocks. The exact Index stocks and relative weightings will be determined on the Trade Date.
Past Index stock performance is no guide to future performance.
      The actual performance of the Index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index stocks or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Index.
The Index does not have Index level history.
      The payment amount, if any, for each of your notes is linked to the performance of the Index, which was created as of February [●], 2007. Because the Index has no Index level history prior to that date, no historical Index level information is available for you to consider in making an independent investigation of the Index performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.
The formula for determining the supplemental payment amount does not take into account all developments in the Index.
      Changes in Index levels during the term of the notes before the Determination Date (other than the Averaging Dates) will not be reflected in the calculation of the Redemption Amount payable at maturity. The calculation agent will calculate the Redemption Amount by comparing only the Index level on the date hereof and the Index level on the Averaging Dates. No other Index levels will be taken into account. As a result, you may lose a significant part of your investment even if the Index has risen at certain times during the term of the notes.
If the level of the Index changes, the market value of your notes may not change in the same manner.
      Your notes may trade quite differently from the performance of the Index. Changes in the level of the Index may not result in a comparable change in the market value of your notes. Even if the level of the Index increases above the Initial Index Level during the term of the notes, the market value of your notes prior to the Maturity Date may not increase by the same amount.
Any decline in our credit ratings may affect the market value of your notes.
      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your notes.
The notes do not bear interest.
      You will not receive any interest payments on your notes. Even if the amount payable on your notes on the Maturity Date exceeds the Face Amount of the notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.
As calculation agent, Goldman, Sachs & Co. will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.
      As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including the Final Index Level, the Redemption Amount, the amount payable on any acceleration, and the existence and effects of Market Disruption Events. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described below under “There may be conflicts of interest between you and Goldman, Sachs & Co.”
The return on your notes will not reflect any ordinary dividends paid on the Index stocks.
      The Index Sponsor calculates the level of the Index by reference to the prices of the common stocks comprising the Index, without taking account of the value of ordinary dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks comprising the Index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the Index stocks by the Index stock issuers. See “ — You Have No Shareholder Rights or Rights to Receive any Stock” below for additional information.
You have no shareholder rights or rights to receive any stock.
      Investing in your notes will not make you a holder of any of the Index stocks. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Index stocks as a result of owning the notes. Your notes will be paid in cash, and you will have no rights to directly receive delivery of any Index stocks or ordinary dividends.
The return on your notes will depend on changes in the level of the Index and is subject to currency exchange rate risk.
      Any amount we pay on the Maturity Date will be based upon the difference between the Final Index Level and the Initial Index Level. Fluctuations in the foreign exchange rates between the TWD (in which the

Index stocks trade and are denominated), on the one hand, and the USD (in which the Index is denominated), on the other hand, will affect the market value of your notes, the level of the Index and the amount payable on the Maturity Date. The TWD/USD foreign currency exchange rate refers to a foreign exchange spot rate that measures the relative values of the two currencies. This rate reflects the amount of TWD that can be purchased for one USD and thus increases when the USD appreciates relative to that foreign currency. For example, if the USD appreciates relative to the TWD we expect that the market value of your notes will decrease, and conversely, if the USD depreciates relative to the TWD, we expect that the market value of your notes will increase, assuming no other changes in the prices of the underlying stocks. Even if the TWD prices of the stocks comprising the Index have appreciated over the term of the notes, you may lose a significant amount of your investment if the value of the TWD declines versus the USD.
      The foreign exchange rate varies over time, and may vary considerably during the life of your notes. Changes in the exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions in Taiwan Province, the People’s Republic of China (Taiwan), and the United States, including economic and political developments in other countries. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balances of payments among countries;

•	the extent of governmental surpluses or deficits in Taiwan and the United States; and

•	other financial, economic, military and political factors.
      All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of Taiwan, the People’s Republic of China, the United States and other countries important to Taiwan trade and finance.
      The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the index or other de facto restrictions on the repatriation of U.S. dollars.
An investment in the offered notes is subject to risks associated with the Taiwan securities markets.
      The Index reflects the price changes of a fixed basket of 50 Taiwan stocks that are listed on the Taiwan Stock Exchange. The Taiwan securities market in which the Index stocks are traded may have less liquidity and may be more volatile than the United States or other securities markets and global market developments may affect the Taiwan securities market differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the Taiwan securities market, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about Taiwan companies than about those companies in the United States that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Taiwan companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to reporting companies in the United States.
      Securities prices in Taiwan are subject to certain political, economic, financial and social factors. These factors, which could negatively affect Taiwan securities markets, include the possibility of recent or future changes in the Taiwan government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Taiwan companies or investments in Taiwan equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, the Taiwan economy may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
      The Index is composed of companies located in or primarily doing business in Taiwan, and as such, an investment linked to the Index has risks often raised by emerging markets. For example, an emerging market such as Taiwan may have a relatively unstable government, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.
The market price of your notes may be influenced by many unpredictable factors.
      The following factors, many of which are beyond our control, will influence the market value of your notes, as well as the Redemption Amount:

•	the level of the Index at any time,

•	the actual dividends distributed on the Index stocks,

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the Taiwan Stock Exchange in particular,

•	interest and yield rates in the markets,

•	the time remaining until your notes mature, and

•	our creditworthiness.
      These factors will influence the price you will receive if you sell your notes prior to maturity. If you sell your notes prior to maturity, you may receive less than the outstanding Face Amount of your notes. You cannot predict the future performance of the Index based on its historical performance or that of its component stocks.
Trading and other transactions by Goldman, Sachs & Co. in securities linked to the Index stocks may impair the value of your notes.
      Goldman, Sachs & Co. or one or more of its affiliates (including Goldman Sachs International) may hedge its obligations under the swap that Goldman, Sachs & Co. expects to enter into with us relating to the offered notes by purchasing some or all of the Index stocks, options or futures on the Index or Index stocks or other instruments linked to the Index or Index stocks, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the Determination Date. Goldman, Sachs & Co. may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same Index. Any of these hedging activities may adversely affect the Index level — directly or indirectly by affecting the price of the Index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that Goldman, Sachs & Co. could receive substantial returns with respect to these hedging activities while the value of your notes may decline.
      Goldman, Sachs & Co. and its affiliates may also engage in trading in one or more of the Index stocks or instruments whose returns are linked to the Index or Index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or its affiliates could adversely affect the Index level — directly or indirectly by affecting the price of the Index stocks — and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the Index or one or more of the Index stocks. By introducing competing products into the marketplace in this manner, we or Goldman, Sachs & Co. or its affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.
      The hedging activity discussed above may have adversely affected or may affect the market prices of the Index stocks on the Trade Date as well as on each of the Averaging Dates. As a result, this activity may adversely affect the Initial Index Level and the Final Index Level and, therefore, affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.

We may sell an additional Aggregate Face Amount of the notes at a different issue price.
      At our sole option, we may decide to sell an additional Aggregate Face Amount of the notes subsequent to the date of this prospectus supplement but prior to the Original Issue Date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the Issue Price you paid as provided on the cover of this prospectus supplement.
There may be conflicts of interest between you and Goldman, Sachs & Co.
      As noted above, Goldman, Sachs & Co. and its affiliates expect to engage in trading activities related to the Index and the Index stocks. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to your interests as a beneficial owner of your notes.
      Goldman, Sachs & Co. and its affiliates may, at present or in the future, engage in business with the issuers of the Index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman, Sachs & Co. and your interests as a beneficial owner of notes. Moreover, one or more of Goldman, Sachs & Co.’s affiliates have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Index stocks and with respect to the Index itself. Any of these activities by Goldman, Sachs & Co. or any of its affiliates may affect the level of the Index and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.
The policies of the Index Sponsor and changes that affect the Index or the Index stocks could affect the amount payable on your notes and its market value.
      The policies of the Index Sponsor concerning the calculation of the Index level, additions, deletions or substitutions of Index stocks and the manner in which changes affecting the Index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the Index level could affect the Index level and, therefore, the amount payable on your notes at maturity and the market value of your notes prior to that date. The amount payable on your notes and its market value could also be affected if the Index Sponsor changes these policies, for example by changing the manner in which it calculates the Index level, or if the Index Sponsor discontinues or suspends calculation or publication of the Index level, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the Index level is not available because of a Market Disruption Event or for any other reason, Goldman, Sachs & Co., as calculation agent for your notes, may determine the Index level on the Determination Date and, ultimately, the amount payable at maturity, in a manner it considers appropriate, in its sole discretion.
There is no affiliation between the Index stock issuers and us, and we are not responsible for any disclosure by the Index stock issuers.
      We are not affiliated with the issuers of the Index stocks or the Index Sponsor. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the Index stock issuers. You, as an investor in your notes, should make your own investigation into the Index and the Index stock issuers to the extent required, in your judgment, to allow you to make an informed decision with respect to your investment in the notes. See “The Index” below for certain information about the Index.
      Neither the Index Sponsor nor the issuers of the stocks listed in the Index are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the Index Sponsor nor the issuers of the stocks listed in the Index have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

We can postpone the Determination Date and the Maturity Date if a Market Disruption Event occurs.
      If the calculation agent determines that a Market Disruption Event has occurred or is continuing on the Determination Date, the Determination Date will be postponed until the first Trading Day on which no Market Disruption Event occurs or is continuing, but in no event will the postponement last for more than [five] Business Days. The maturity of your notes may be postponed, although not by more than [one] Business Day, in the event that the Maturity Date is not a Business Day. Thus, you may not receive the cash payment that we are obligated to deliver at maturity until one day after the originally scheduled due date. Moreover, if the closing level of the Index is not available on the Determination Date, as so postponed, because of a continuing Market Disruption Event or for any other reason, the calculation agent will nevertheless determine the Final Index Level based on its assessment, made in its sole discretion, of the level of the Index at that time.
Secondary trading in the notes may be limited.
      The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your notes. In this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “The market value of your notes may be influenced by many unpredictable factors” above.
The U.S. Federal income tax treatment on the notes is uncertain and the terms of the notes require you to follow the treatment that we will adopt.
      There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes or similar instruments. Pursuant to the terms of the notes, you agree to treat the notes as contracts under which we deliver at maturity a cash amount determined by reference to the Index in exchange for a fixed purchase price. You will be required to characterize the notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (IRS) successfully argues that the notes should be treated differently, the timing and character of income on the notes may be affected and, among other things, you may be required to pay tax on deemed interest even though your notes do not bear periodic interest. We are not requesting a ruling from the IRS with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

ADDITIONAL INFORMATION
Calculation agent
      We have initially appointed Goldman, Sachs & Co. as calculation agent for the purpose of determining the Final Index Level and for all calculations and determinations regarding the notes, including Market Disruption Events, the Redemption Amount and the interest rate applicable to any overdue payment of the Redemption Amount. Unless there is manifest error, these determinations by the calculation agent shall be final and binding on us and the holders of the notes.
      Upon request, the calculation agent will provide a written statement to an investor showing how the Redemption Amount per U.S. $1,000.00 of the Face Amount of the notes was calculated. Requests to the calculation agent should be addressed to:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Structured Equities Solutions
Telephone No. +1 212 902 1000
Facsimile No. +1 212 902 3000
Hypothetical examples
      In the table below, we provide a range of hypothetical Final Index Levels. Based on these hypothetical levels, we illustrate a range of Redemption Amounts per $1,000.00 Face Amount of notes. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Final Index Levels could have on the Redemption Amount, assuming all other variables remain constant.
      The information in the table reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk Factors” above. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the Trade Date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the Issue Price. For more information on the value of your notes in the secondary market, see “Risk Factors — Assuming no changes in market conditions or any other relevant factors, the market value of your notes on the Trade Date (as determined by reference to pricing models used by Goldman, Sachs & Co.) is expected to be significantly less than the Issue Price” above. Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the Index stocks. Among other things, the return on the notes will be affected by the TWD/USD exchange rate and will not reflect any ordinary dividends that may be paid on the Index stocks.
      The table below also assumes that there is no change in or affecting any of the Index stocks or the method by which the Index Sponsor calculates the Index level, that there is no change in the relative weighting of any Index stock and that no Market Disruption or Currency Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the Index stocks.

      The price of the Index stocks has been highly volatile in the past — meaning that the Index level would have changed substantially in relatively short periods if the Index had existed and the Index level had been calculated by the Index Sponsor — and the performance of the Index cannot be predicted for any future period. The actual performance of the Index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical return examples set forth below or to the hypothetical historical closing levels of the Index set forth elsewhere in this pricing supplement. For information about the hypothetical closing levels of the Index during recent periods, see “Index — Hypothetical closing levels of the Index” below.
      As illustrated in the table below, since the Final Index Level may be based on the arithmetic average of the closing levels of the Index of [five] specified Averaging Dates, the Final Index Level would be 95 assuming the last Averaging Date were February 13, 2009 and the Index had the following closing levels on the corresponding hypothetical Averaging Dates. The payment amount would be calculated using 95 instead of 110, the closing level of the Index on the Determination Date.

Hypothetical
Hypothetical Averaging Date	Index Level

February 9, 2009	80
February 10, 2009	90
February 11, 2009	100
February 12, 2009	95
February 13, 2009 (assumed Determination Date)	110
Final Index Level (averaged)	95
      The levels in the left column of the table below represent hypothetical Final Index Levels and are expressed as percentages of the Initial Index Level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical Final Index Levels, and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the Maturity Date would equal 100% of the face amount of a note, based on the corresponding hypothetical Final Index Level and the assumptions noted below.

Final Index Level	Redemption	Redemption Amount as
as Percentage of	Amount per $1,000	a percentage of $1,000
Initial Index Level	Face Amount	Face Amount

250.00%	$2,500.00	250.00%
200.00%	$2,000.00	200.00%
175.00%	$1,750.00	175.00%
150.00%	$1,500.00	150.00%
130.00%	$1,300.00	130.00%
120.00%	$1,200.00	120.00%
110.00%	$1,100.00	110.00%
105.00%	$1,050.00	105.00%
100.00%	$1,000.00	100.00%
90.00%	$900.00	90.00%
80.00%	$800.00	80.00%
70.00%	$700.00	70.00%
50.00%	$500.00	50.00%
25.00%	$250.00	25.00%
0.00%	$0	0.00%
      If, for example, the Final Index Level were determined to be 25% of the Initial Index Level, the payment amount that we would deliver on your notes at maturity would be 25% of the face amount for each of your notes, as shown in the table above. As a result, if you purchased your notes on the Issue Date and held it to the Maturity Date, you would lose 75% of the face amount of your investment.

      The following chart also shows a graphical illustration of the hypothetical redemption amounts (expressed as a percentage of the face amount of your notes) that we would deliver to you on the Maturity Date, if the Final Index Level (expressed as a percentage of the Initial Index Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Index Level of less than 100% of the Initial Index Level (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount of less than 100% of the face amount for each of your notes (the section below the 100% marker on the vertical axis) and, accordingly, you would lose some or all of the principal of your notes.
Same-day funds settlement and payment
      The initial settlement for the notes and all payments of principal will be made in immediately available funds.
      Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, transfers of the notes will be made in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.
THE INDEX
      The Goldman Sachs Taiwan Select Index is a composite index which reflects the U.S. dollar price changes of a weighted fixed basket of 50 Taiwan stocks, all of which are denominated in TWD. The Index stocks are common stocks of companies that are listed on the Taiwan Stock Exchange. The weightings of each of the underlying Index stocks and exact constituents of the Index are subject to change and will be determined on the Trade Date.
      The level of the Index will be calculated and publicly disseminated by Dow Jones. The Index will be disseminated on a daily basis through the Index Sponsor’s customary means. The Chicago Board of Trade serves as the distributing agent for Dow Jones. The Index Sponsor will post information concerning the Index, including the daily closing level of the Index, on the Index Sponsor’s website at http://www.djindexes.com.

The Index stocks
      Each Index stock belongs to one of the 15 sectors of Taiwan industry represented in the Index. The following table shows the industry sectors represented in the Index and their respective weightings.

Weightings
Industry Sector	%

Semiconductors	20.00
Computer hardware/assemblers	15.00
Insurance and other financial services	13.50
Banks	10.50
Chemicals	10.00
Telecommunication services	5.00
Consumer staples and health care	4.50
Oil and gas	4.50
Retail, hotels, consumer durables and apparel	4.00
Building materials, paper, packaging	3.50
Steel, aluminium	3.00
Transportation	1.75
Autos and components	1.75
Industrials, conglomerates, business services	1.50
Property	1.50
Total:	100.00

      The following table summarizes the Index stocks comprising the Index and the expected percentage weighting of each Index stock.

Initial Share
Issuer	Expected Weighting (%)	Multiplier

TAIWAN SEMICONDUCTOR MANUFACTURING CO., LTD.	[13.60]	[●]
CATHAY FINANCIAL HOLDING CO., LTD.	[8.00]	[●]
HON HAI PRECISION INDUSTRIES CO., LTD.	[7.00]	[●]
CHUNGHWA TELECOM CO., LTD.	[5.00]	[●]
FORMOSA PETROCHEMICAL CORP	[4.50]	[●]
CHINA STEEL CORP	[3.00]	[●]
FORMOSA CHEMICALS & FIBRE CORP	[3.00]	[●]
FORMOSA PLASTICS CORP	[3.00]	[●]
FUBON FINANCIAL HOLDING CO., LTD.	[3.50]	[●]
NAN YA PLASTICS CORP	[3.00]	[●]
UNITED MICROELECTRONICS CORP	[2.85]	[●]
MEDIATEK INC	[2.65]	[●]
MEGA FINANCIAL HOLDING CO., LTD.	[2.50]	[●]
TAIWAN CEMENT CORP	[2.50]	[●]
UNI-PRESIDENT ENTERPRISES CORP	[2.50]	[●]
ASUSTEK COMPUTER INC	[2.25]	[●]
POU CHEN CORP	[2.10]	[●]
PRESIDENT CHAIN STORE CORP	[2.00]	[●]
CHINA DEVELOPMENT FINANCIAL HOLDING CORP	[1.75]	[●]
HIGH TECH COMPUTER CORP	[1.75]	[●]
DELTA ELECTRONICS INC	[1.60]	[●]
SHIN KONG FINANCIAL HOLDINGS CO., LTD.	[2.00]	[●]
SINOPAC FINANCIAL HOLDINGS CO., LTD.	[1.50]	[●]
AU OPTRONICS CORP	[1.45]	[●]
CHINATRUST FINANCIAL HOLDING CO. LTD.	[1.30]	[●]
TAISHIN FINANCIAL HOLDING CO., LTD.	[1.30]	[●]
FIRST FINANCIAL HOLDING CO., LTD.	[1.25]	[●]
TAIWAN FERTILIZER CO., LTD.	[1.00]	[●]
ACER INC	[0.95]	[●]
CHANG HWA COMMERCIAL BANK, LTD.	[0.90]	[●]
EVA AIRWAYS CORP	[0.90]	[●]

Initial Share
Issuer	Expected Weighting (%)	Multiplier

SILICONWARE PRECISION INDUSTRIES CO., LTD.	[0.90]	[●]
CHINA AIRLINES LTD.	[0.85]	[●]
YULON MOTOR CO., LTD.	[0.85]	[●]
FORMOSA TAFFETA CO., LTD.	[0.65]	[●]
ASIA CEMENT CORP	[0.50]	[●]
GOLDSUN DEVELOPMENT & CONSTRUCTION CO., LTD.	[0.50]	[●]
TAINAN SPINNING CO., LTD.	[0.50]	[●]
CHINA MOTOR CORP	[0.45]	[●]
CONTINENTAL ENGINEERING CORP	[0.45]	[●]
PRINCE HOUSING & DEVELOPMENT CORP	[0.45]	[●]
SANYANG INDUSTRY CO., LTD.	[0.45]	[●]
FAR EAST DEPARTMENT STORES LTD.	[0.40]	[●]
HIGHWEALTH CONSTRUCTION CORP	[0.40]	[●]
CTCI CORPORATION	[0.35]	[●]
RUENTEX DEVELOPMENT CO., LTD.	[0.35]	[●]
RUENTEX INDUSTRIES LTD.	[0.35]	[●]
SHIHLIN ELECTRIC & ENGINEERING CORP	[0.35]	[●]
TAIWAN SECOM CO., LTD.	[0.35]	[●]
CATHAY REAL ESTATE DEVELOPMENT CO., LTD.	[0.30]	[●]
      Copyright 2007 Goldman, Sachs & Co. used with permission.
      The Index stock with the largest weighting in the Index is Taiwan Semiconductor Manufacturing Company Limited (Taiwan Semiconductor). Unless otherwise stated, all information contained herein on Taiwan Semiconductor is derived from publicly available sources and is provided for informational purposes only.
      According to its publicly available documents, Taiwan Semiconductor manufactures semiconductors using its advanced production processes for its customers based on their own or third parties’ proprietary integrated circuit designs. Taiwan Semiconductor offers a comprehensive range of leading edge wafer fabrication processes, including processes to manufacture CMOS logic, mixed-signal, radio frequency and embedded memory and BiCMOS mixed-signal and other semiconductors. It also offers design, mask making, probing, testing and assembly services.
      American Depositary Shares of Taiwan Semiconductor representing its common stock are listed on the New York Stock Exchange and registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC by Taiwan Semiconductor pursuant to the Exchange Act can be located by reference to SEC file number 001-14700.
      In addition, information regarding Taiwan Semiconductor may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.
      This pricing supplement relates only to the notes offered hereby and does not relate to Taiwan Semiconductor. We have derived all disclosures contained in this pricing supplement regarding Taiwan Semiconductor from the publicly available documents described in the preceding paragraphs. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to Taiwan Semiconductor in connection with the offering of the notes. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding Taiwan Semiconductor are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the stock of Taiwan Semiconductor have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Taiwan Semiconductor could affect the value you will receive on the Maturity Date with respect to the notes and therefore the market value of the notes. Neither we nor any of our affiliates have any obligation to disclose any information about Taiwan Semiconductor after the date of this pricing supplement.
      Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Index stocks. As a prospective purchaser of notes, you should undertake such independent investigation of the Index stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Index stocks.
Index methodology
      The Index stocks trade and are denominated in TWD, but the Index is calculated on U.S. dollar basis. Therefore, the Index is exposed to fluctuations in the TWD/ USD foreign currency exchange rate.
      The level of the Index is based on the closing prices of the Index stocks (as reported by the Taiwan Stock Exchange or trading system on which the relevant Index stock is listed or traded), at the end of each Index Business Day (approximately 1:00 p.m., Eastern Standard Time). An Index Business Day as used hereunder means any day on which the Index Sponsor is open for business or determines and publishes the Index.
      On any Index Business Day, the level of the Index will equal the sum of the product of (i) the closing price of each of the Index stocks as reported by the Taiwan Stock Exchange or trading system on which the relevant Index stock is listed or traded and converted to USD using the [Taipei 11:00 a.m. spot TWD/USD foreign currency exchange rate specified on the Reuters TAIFX1 page, and its successors] multiplied by (ii) the applicable share multiplier subject to anti-dilution adjustments and other Index rules. If the closing prices of some of the Index stocks are not available on an Index Business Day, the Index Sponsor will use the last closing price for each of such Index stocks to calculate the Index level. If the [Taipei 11:00 a.m. spot TWD/ USD foreign currency exchange rate specified on the Reuters TAIFX1 page] is not available on an Index Business Day, the Index Sponsor will use the last such available rate to calculate the Index level.
      The share multiplier will be calculated by taking the arithmetic average of the trading price of each of the Index stocks on [●] trading days preceding the Trade Date. The share multiplier for each Index stock will be determined on the Trade Date so that the Initial Index Level equals 100. After the Trade Date, the share multiplier for each Index stock will remain constant unless certain corporate events as described below with respect to one or more of the Index stock issuers occur. The level of the Index will not include ordinary dividends paid on the Index stocks.
Adjustments for certain corporate events
      If an event described below occurs, the Index Sponsor will make the adjustment described below with a view to offsetting, to the extent practical, any change in the economic position of the applicable Index stock relative to the Index that results solely from that event. The Index Sponsor may, in its sole discretion, modify the adjustment provisions and interpret and apply them as necessary to ensure an equitable result.
      Stock split, reverse split or stock dividend. The share multiplier for any Index stock will be adjusted if the relevant Index stock is subject to a stock split, reverse stock split, or stock dividend. Once the split or stock dividend has become effective, the share multiplier for the relevant Index stock will be adjusted to equal the product of (i) the ratio of the new number of shares of the Index stock outstanding after taking account of the split or stock dividend versus the former number of shares of the Index stock multiplied by (ii) the share multiplier of the relevant Index stock prior to the split or stock dividend.

      Liquidation or dissolution. If an Index stock issuer is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, such Index stock will continue to be included in the Index so long as a market price for that Index stock is available. If a market price is no longer available for any Index stock due to the liquidation or dissolution (under any applicable bankruptcy, insolvency or other similar law) of the Index stock issuer, then the value of that Index stock will be deemed to equal zero for the purpose of calculating the Index for so long as no market price is available, and the Index will be computed based on the remaining Index stocks for which market prices are available without adjusting their respective share multipliers. Accordingly, the Index may contain fewer than 50 Index stocks during the term of the offered notes.
      Unavailability of market price or exchange rate. If no market price is available for all or some of the Index stocks, then the last published closing price of the Index stock, as determined by the Index Sponsor, will be used to compute the Index level. In addition, if the TWD/ USD foreign currency exchange rate is not available on that day, then the last published exchange rate previously used to calculate the Index level, as determined by the Index Sponsor, will be used.
      Merger, consolidation or nationalization. If an Index stock issuer has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then the Index Sponsor will determine the last available market price for the applicable Index stock at the time the issuer is merged, consolidated or nationalized. For the purpose of calculating the Index level on any Index Business Day following the effective date of such merger, consolidation or nationalization, the value so determined on such day will be deemed to be the price of the applicable index stock.
      Distribution in kind. If the issuer of an Index stock distributes to all of its shareholders a tracking stock or equity securities that are publicly traded and are of an issuer other than the Index stock issuer, then the securities so distributed will be added to the Index as a new Index stock. The share multiplier for the new Index stock will equal the product of the share multiplier of the original Index stock with respect to which new equity securities are being issued multiplied by the number of shares of new equity securities that are being issued with respect to one share of the original Index stock.
      Cash dividends. Generally, dividends (other than extraordinary dividends described below) paid in cash on any of the Index stocks will not be reflected in the Index level. A cash dividend with respect to any of the Index stocks will be deemed to be an extraordinary dividend if (i) such dividend payment was not a part of regularly scheduled dividends with respect to the applicable Index stock and (ii) its per share value exceeds 10% of the closing price of the Index stock on the Taiwan Business Day, as applicable, immediately preceding the ex-dividend date of such dividend. The product of the U.S. dollar value of an extraordinary dividend multiplied by the relevant share multiplier will be included for the purpose of calculating the Index level.
      Rights issuance. If the issuer of an Index stock issues transferable rights or warrants to all holders of the Index stock at an exercise price per share that is less than the closing price of the Index stock on the Taiwan Business Day, as applicable, immediately preceding the date of such issuance, then the share multiplier will be adjusted as follows. First, Dow Jones will calculate the number of shares of the Index stock before such issuance that would have an equivalent value with the transferable rights or warrants so issued by multiplying (i) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (ii) the exercise price per each rights or warrants, and dividing the result by the closing price of the Index stock on the Taiwan Business Day, as applicable, immediately preceding the issuance date. Then, the rate by which the share multiplier will be adjusted will be calculated by dividing (a) the sum of (x) the number of shares of the Index stock outstanding at the close of business on the Taiwan Business Day, as applicable, immediately preceding the issuance date plus (y) the number of additional shares offered for subscription or purchase under the rights/warrants offering by (b) the sum of (z) the number of shares of the Index stock outstanding at the close of business on the Taiwan Business Day, as applicable, immediately preceding the issuance date plus (w) the number of shares of the Index stock before such issuance that would have an equivalent value with the transferable rights or warrants calculated as described in the immediately preceding sentence. Finally, the share multiplier after such issuance will equal the product of the share multiplier of the

Index stock before the issuance multiplied by the rate calculated as described in the immediately preceding sentence.
Hypothetical closing levels of the Index
      Because the Index is a newly-created index, it does not have historical closing levels. The hypothetical closing levels of the Index provided in the table below were calculated from historical price of each Index stock in accordance with the Index methodology described above and subject to several assumptions described below.
      The hypothetical closing levels were calculated over a period commencing on February 21, 2005 and ending on February 14, 2007. The hypothetical closing levels of the Index were calculated using hypothetical share multipliers for each Index stock and the closing prices of the Index stocks on each of the dates within such period. In addition, for the purpose of calculating the hypothetical closing levels, we used a TWD/USD foreign currency exchange rate that is different from the TWD/USD foreign currency exchange rate that would have been or will be used by the Index Sponsor in calculating the actual Index level after the Initial Trade Date.
      Because the hypothetical closing levels of the Index were calculated based on several assumptions that are not true when the Index Sponsor calculates the actual closing levels of the Index, you should not take the hypothetical closing levels of the Index as an accurate estimate of historical performance or an indication of the future performance of the Index. We cannot give you any assurance that the future performance of the Index will follow a pattern similar to that of the hypothetical closing levels of the Index. Neither we nor any of our affiliates make any representation to you as to the performance of the Index.
      The closing price of the Index stocks have fluctuated in the past and the closing level of the Index may, in the future, experience significant fluctuations. Any upward or downward trend in the hypothetical closing level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the term of your notes. The actual performance of the Index over the life of the notes, as well as the amount payable on the stated Maturity Date, may bear little relation to the hypothetical levels shown below.

      The table below shows the high, low and final hypothetical closing levels of the Index calculated based on the assumptions described above, for the first calendar quarter in 2005, from February 21, 2005, the remaining three calendar quarters in 2005, and the four calendar quarters of 2006, through February 14, 2007. We obtained the closing price of the Index stocks used to calculate the hypothetical closing levels listed in the table below from Bloomberg Financial Services, without independent verification.
      We cannot assure you that this performance will be replicated in the future or that the hypothetical performance of the Index will serve as a reliable indicator of its future performance.
Quarterly High, Low and Final Hypothetical Closing Levels of the Index

	High	Low	Close

2005:
Quarter ended March 31 (from February 21, 2005)	104.5012	96.4385	98.0778
Quarter ended June 30	106.4760	93.3330	103.5047
Quarter ended September 30	107.3196	95.9864	99.5377
Quarter ended December 31	110.4525	92.0634	109.5282
2006:
Quarter ended March 31	117.9747	108.1837	116.5889
Quarter ended June 30	140.2858	114.0940	122.5463
Quarter ended September 30	126.9335	112.2582	125.0699
Quarter ended September 31	142.4898	124.8485	140.5064
2007:
Index level on February 14, 2007			136.7145
Period ended February 14, 2007	143.6203	134.2239	136.7145
High, low and closing levels of the TWD/ USD Exchange Rate
      The table below shows the high, low and closing levels of the TWD versus USD exchange rate for the four calendar quarters in 2005, and the four calendar quarters of 2006 through February 20, 2007. We obtained the exchange rate information from Bloomberg Financial Services, without independent verification.
      We cannot assure you that this performance will be replicated in the future or that the historical TWD/ USD exchange rates will serve as a reliable indicator of future TWD/ USD exchange rates.
Quarterly High, Low and Final Closing Levels of TWD/USD Exchange Rate

	High	Low	Close

2005:
Quarter ended March 31	32.225	30.790	31.530
Quarter ended June 30	31.698	31.060	31.615
Quarter ended September 30	33.284	31.560	33.188
Quarter ended December 31	33.714	32.825	33.188
2006:
Quarter ended March 31	32.810	31.876	32.458
Quarter ended June 30	32.750	31.332	32.378
Quarter ended September 30	33.098	32.228	33.098
Quarter ended September 31	33.316	32.294	32.590
2007:
Exchange rate on February 20, 2007			32.990
Period ended February 20, 2007	33.082	32.401	32.990

License Agreement
      The Index Sponsor does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the Index and/or the Index trademark nor regarding the Index value at a certain point in time or on a certain date nor in any other respect. The Index is calculated and published by the Index Sponsor. Nevertheless, as far as admissible under statutory law the Index Sponsor will not be liable vis-à-vis third parties for potential errors in the Index. Moreover, there is no obligation for the Index Sponsor vis-à-vis third parties, including investors, to point out potential errors in the Index.
      The publication of the Index by the Index Sponsor for utilization in connection with the notes does not represent a recommendation by the Index Sponsor for a capital investment or contain in any manner a warranty or opinion by the Index Sponsor with respect to the attractiveness on an investment in the notes.
      Goldman, Sachs & Co. does not guarantee the quality, accuracy and/or the completeness of the Goldman Sachs Taiwan Select Index or any data included therein. Goldman, Sachs & Co. makes no warranty, express or implied, as to results to be obtained by licensee, owners of the note(s), or any other person or entity from the use of the Goldman Sachs Taiwan Select Index or any data included therein in connection with the rights licensed hereunder or for any other use. Goldman, Sachs & Co. makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Goldman Sachs Taiwan Select Index or any data included therein. Without limiting any of the foregoing, in no event shall Goldman, Sachs & Co. have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.
TAXATION IN THE UNITED STATES
      The following discussion supplements and, to the extent inconsistent with, replaces the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and you should read the following discussion in conjunction with the discussion in the prospectus supplement and the prospectus. This discussion is the opinion of Allen & Overy LLP and contains a general summary of certain principal U.S. Federal income tax consequences that may be relevant with respect to the ownership of the notes. This summary addresses only the U.S. Federal income tax considerations of U.S. Holders (as defined below) that acquire a note at its original issuance and that will hold such note as a capital asset.
      This summary does not purport to address all U.S. Federal income tax matters that may be relevant to a particular holder of the notes. In particular, this summary does not address tax considerations applicable to holders that may be subject to special tax rules including, without limitation, the following:

•	financial institutions,

•	insurance companies,

•	dealers or traders in securities, currencies or notional principal contracts,

•	tax-exempt entities,

•	regulated investment companies,

•	real estate investment trusts,

•	persons that will hold the notes as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes,

•	persons whose “functional currency” is not the U.S. dollar,

•	persons that own (or deemed to own) 10% or more of our voting shares or interests treated as equity, and

•	partnerships, pass-through entities or persons who hold the notes through partnerships or other pass-through entities.

      Further, this summary does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a Note. This summary also does not describe any tax consequences arising under the laws of any taxing jurisdictions other than the Federal income tax laws of the U.S. Federal government.
      This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this Pricing Supplement. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.
      No statutory, administrative or judicial authority directly addresses the treatment of holders of the notes for U.S. Federal income tax purposes. As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion. A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. Prospective investors should consult their own tax advisers with respect to the U.S. Federal, state, local and foreign tax consequences of acquiring, owning or disposing of the notes.
      For the purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is, for U.S. Federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.
      As provided in United States Treasury Regulations, certain trusts in existence on 20th August, 1996, and treated as United States persons prior to that date that maintain a valid election to continue to be treated as United States persons also are U.S. Holders. If a partnership holds the notes, the U.S. Federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding the notes should consult its tax advisor regarding an investment in the notes under its particular situation.
Consequences to U.S. Holders
      We intend to take the position that the notes will be treated for U.S. Federal income tax purposes as a forward contract to purchase the Index and, by purchasing a note, you will be deemed to have agreed to that treatment. The remainder of this discussion assumes that the notes will be so treated. We also will take the position that at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the stated Maturity Date to satisfy that obligation. Although you will be obligated to treat the purchase price as a deposit for U.S. Federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.
      Sale, Exchange, Redemption or Other Disposition of the Notes. Generally, your initial tax basis in the notes will be the price at which you purchased the notes. Upon the sale, exchange, redemption or other taxable disposition of the notes, you will generally recognize gain or loss equal to the difference between the proceeds received (including any amounts received at maturity) and your adjusted tax basis in the notes. The gain or loss generally will be capital gain or loss. The deductibility of capital losses is subject to limitations.
      Possible Alternative Treatment. Notwithstanding our mutual contractual obligation to treat the notes in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. The documentation of the notes as debt suggests that the IRS might seek to apply to the notes the Treasury regulations governing contingent payment debt instruments (the Contingent Payment Regulations). If the IRS were successful in doing this, then, among other matters,

•	you would be required to accrue original issue discount on the note at a yield comparable to the yield at which we would issue similar noncontingent bonds, determined at the time of issuance of the notes, even though you will not receive any coupon payments on the note; and

•	on the sale, exchange, maturity, redemption or other taxable disposition of the notes, you would recognize ordinary income, or ordinary loss to the extent of your aggregate prior accruals of original issue discount and capital loss thereunder, rather than capital gain or loss.
      Even if the Contingent Payment Regulations do not apply to the notes, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences to you different from those described above. Under an alternative characterization of the notes, it is possible, for example, that notes could be treated as an investment unit consisting of a deposit paying interest at a rate we would pay on non-exchangeable senior notes maturing at the same time as the notes, plus a cash-settlement forward contract, in which case you would be required to accrue interest on the notes.
      The IRS and U.S. Treasury Department recently issued proposed regulations that require the accrual of income on a current basis with respect to contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on such contracts, and requires current accrual of income with respect to some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS published future guidance requiring current economic accrual with respect to contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the notes.
      Prospective purchasers of the notes should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisers as to the consequences of acquiring, holding and disposing of the notes under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.
SUPPLEMENTAL PLAN OF DISTRIBUTION
      The notes are being purchased by Goldman, Sachs & Co. (the agent) as principal, pursuant to a terms agreement dated as of [●] between the agent and us. The initial sale of the notes in this offer entails a longer settlement period than is customary for similar debt securities. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, [●] will be the date for payment of funds and delivery of securities for all of the securities sold pursuant to the offering. The agent has agreed to pay our out-of-pocket expenses of the issue of the notes.
      From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.
      Please note that the agent and its affiliates may agree to sell an additional aggregate face amount of the offered notes on a date after the Trade Date and at an issue price that may differ from the Issue Price provided in this prospectus supplement. The additional aggregate face amount and the applicable issue price will be provided in an amended prospectus supplement to be dated as of the date of such sale.
      In the future, the agent and its affiliates may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.
      Each dealer has represented and agreed that neither it nor any of its affiliates has offered or sold or will offer or sell any of the notes in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) as part of the initial distribution of the notes. This pricing supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities in the People’s Republic of China (excluding Hong Kong, Macau and Taiwan) to any person to whom it is unlawful to make the offer or solicitation in the People’s Republic of China.
      The Issuer does not represent that this pricing supplement may be lawfully distributed, or that any notes may be lawfully offered, in compliance with any applicable registration or other requirements in the People’s Republic of China, or pursuant to an exemption available thereunder, or assume any responsibility for facilitating any such distribution or offering. In particular, no action has been taken by the Issuer which would permit a public offering of any notes or distribution of this document in the People’s Republic of China. Neither this pricing supplement nor any advertisement or other offering material may be distributed or published in the People’s Republic of China, except under circumstances that will result in compliance with any applicable laws and regulations.

PROSPECTUS
EKSPORTFINANS ASA
(a Norwegian company)
Debt Securities
        We may offer senior or subordinated debt securities for sale through this prospectus. We may offer these securities from time to time in one or more offerings.
      We will provide the specific terms of the securities that we may offer in supplements to this prospectus. You should read this prospectus, any prospectus supplement, any applicable product supplement and any pricing supplement carefully before you invest. You should also consider carefully the documents incorporated by reference in this prospectus and in any prospectus supplement, any applicable product supplement or any pricing supplement and in the registration statement to which they relate, before you invest.
      Investing in our securities involves risks. Carefully consider the “Risk Factors” beginning on page 6 of our Form 20-F/A for the year ended December 31, 2005 filed with the SEC on August 29, 2006, as well as the risk factors included in the applicable prospectus supplement and any applicable product supplement or pricing supplement.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 5, 2007.

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the SEC) utilizing the “shelf” registration process. Under the shelf registration process, we may sell the securities described in this prospectus in one or more offerings.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement or a product supplement and terms supplement that will contain specific information about the terms of the securities. The prospectus supplement and, if applicable, the pricing supplement or a product supplement and terms supplement may add to or update or change information about us contained in this prospectus, but it will not change the nature of or the terms of the securities that may be offered by us. You should read this prospectus, any prospectus supplement, any applicable product supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information About Us”.
FORWARD-LOOKING STATEMENTS
      Except for historical statements and discussions, statements contained in this prospectus constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. Other documents of Eksportfinans ASA filed with or furnished to the SEC, including those incorporated by reference in this prospectus, may also include forward-looking statements, and other written or oral forward-looking statements have been made and may in the future be made from time to time by us or on our behalf.
      Forward-looking statements include, without limitation, statements concerning our financial position and business strategy, our future results of operations, the impact of regulatory initiatives on our operations, our share of new and existing markets, general industry and macro-economic growth rates and our performance relative to these growth rates. Forward-looking statements generally can be identified by the use of terms such as “ambition”, “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “plan”, “seek”, “continue” or similar terms.
      By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate, management’s beliefs and assumptions made by management about future events. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are outside of our control, that may cause actual results to differ materially from any future results expressed or implied from the forward-looking statements.
      Actual results, performance or events may differ materially from those in such statements due to, without limitation:

•	changes in the competitive conditions, regulatory environment or political, social or economic conditions in the markets in which we operate,

•	market, foreign exchange rate and interest rate fluctuations,

•	the ability of counterparties to meet their obligations to us,

•	the effects of, and changes in, fiscal, monetary, trade and tax policies, and currency fluctuations,

•	operational factors such as systems failure, human error, or the failure to properly implement procedures,

•	the effects of changes in laws, regulations or accounting policies or practices, and

•	various other factors beyond our control.
      The foregoing list of important factors is not exhaustive. Additional information regarding the factors and events that could cause differences between forward-looking statements and actual results is contained in our

SEC filings. For further discussion of these and other factors, see “Risk Factors” in our most recent Annual Report on Form 20-F/A filed with the SEC on August 29, 2006.
      As a result of these and other factors, no assurance can be given as to our future results and achievements. You are cautioned not to put undue reliance on these forward-looking statements, which are neither predictions nor guarantees of future events or circumstances. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.
      All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are similarly qualified.
EKSPORTFINANS ASA
      Eksportfinans is the only specialized export lending institution in Norway, and we provide financing for a broad range of exports and for the internationalization of Norwegian industry, including the purchase of foreign assets and other export-related activities. To a lesser extent, we also provide financing for the purchase of Norwegian-produced capital goods and related services within Norway. We provide both commercial loans as well as government-supported financing. For the latter, fixed-interest loans are available according to the OECD Arrangement on Guidelines for Officially Supported Credits agreed to by most of the member countries of the Organization for Economic Cooperation and Development. At the request of the Norwegian Government, we may also from time to time provide other types of financing.
      Our principal assets are our loans and investments, which are financed by our equity capital and by borrowings principally in the international capital markets. Our principal source of income is the excess of our interest revenue on our assets over the interest expense on our borrowings.
      Our articles of association require that all of our loans be supported by, or extended against, guarantees issued by, or claims on,

•	Norway or other countries, including local, regional and foreign authorities and government institutions, with high creditworthiness,

•	Norwegian or foreign banks or insurance companies, or

•	internationally creditworthy Norwegian or foreign companies, as well as certain types of collateral.
      To date we have collected all loans falling due, either from the original obligor or by exercise of guarantees, and therefore have experienced no loan losses.
      Our wholly owned subsidiary, Kommunekreditt, makes loans without any form of credit enhancement to Norwegian municipalities, counties and to companies that are the joint undertaking of two or more municipalities (so called joint-municipal companies) and to private independent companies against guarantees from municipalities, counties or the Norwegian Government. Kommunekreditt provides loans with fixed rates of interest from one month to 10 years or at a floating rate of interest both for refinancing existing loans and for new investments.
      Eksportfinans was incorporated on May 2, 1962 as a limited liability company under the laws of Norway. Our principal executive offices are located at Dronning Mauds gate 15, N-0250 Oslo, Norway, and our telephone number is +47 22-01-22-01.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
      We file annual reports with and furnish other information to the SEC. You may read and copy any document filed with or furnished to the SEC by us at the SEC’s public reference room at 100 F Street, N.E., Washington D.C. 20549. Our SEC filings are also available to the public through the SEC’s web site at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room in Washington D.C. and in other locations. Copies of our SEC filings, including annual and quarterly reports, will also be available free of charge at the main offices of Dexia Banque Internationale à Luxembourg S.A. and Kredietbank S.A. Luxembourgeoise in Luxembourg.
      As allowed by the SEC, this prospectus does not contain all the information you can find in our registration statement or the exhibits to the registration statement. The SEC allows us to “incorporate by reference” information into this prospectus, which means that:

•	documents incorporated by reference are considered part of this prospectus,

•	we may disclose important information to you by referring you to those documents, and

•	information that we file with or furnish to the SEC after the date of this prospectus that is incorporated by reference in this prospectus automatically updates and supersedes information in this prospectus.
      Unless otherwise noted, all documents incorporated by reference have the SEC file number 1-8427. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed on August 29, 2006,

•	our Reports on 6-K furnished to the SEC May 5, 2006 (two on May 5), August 14, 2006, August 15, 2006, August 25, 2006, September 28, 2006, October 2, 2006, November 1, 2006, November 2, 2006, November 13, 2006, November 27, 2006, December 5, 2006 and January 11, 2007,

•	our Report on Form 6-K/A furnished to the SEC August 29, 2006, and

•	each of the following documents that we file with or furnish to the SEC after the date of this prospectus from now until we terminate the offering of securities under this prospectus:

—	reports filed under Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, and

—	reports furnished on Form 6-K that indicate that they are incorporated by reference in this prospectus.
      The documents incorporated by reference in this prospectus contain important information about us and our financial condition. You may obtain copies of these documents in the manner described above. You may also upon written or oral instructions request a copy of these filings, excluding exhibits, at no cost by contacting us at:
          Eksportfinans ASA
          Treasury Department
          Dronning Mauds gate 15
          N-0250 Oslo
          Norway
          Tel: +47 22 01 22 01
          Fax: +47 22 01 22 06
          E-mail: funding@eksportfinans.no
FINANCIAL AND EXCHANGE RATE INFORMATION
      Except as otherwise noted, we present financial statement amounts in this prospectus and in the documents incorporated by reference in accordance with generally accepted accounting principles in Norway (Norwegian GAAP), which differ in significant respects from generally accepted accounting principles in the United States (U.S. GAAP). For a discussion of the principal differences between Norwegian GAAP and U.S. GAAP relevant to Eksportfinans, see Note 34 to our audited consolidated financial statements included in our Annual Report on Form 20-F/A for the fiscal year ended December 31, 2005 filed with the SEC on August 29, 2006, which is incorporated by reference in this prospectus.
      We have derived the financial data in this prospectus for the fiscal year ended December 31, 2005, from our audited financial statements. We have derived all financial data in this prospectus presenting interim figures from unaudited financial statements.

      As used in this prospectus, “dollar” or “$” refer to the U.S. dollar and “kroner” or “NOK” refer to the Norwegian krone.
ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS
      We are a Norwegian company, a majority of our directors and management and certain of the experts named in this prospectus are residents of Norway, and a substantial portion of their respective assets are located in Norway. As a result, it may be difficult or impossible for investors to effect service of process within the United States upon us or such persons with respect to matters arising under U.S. Federal securities laws or to enforce against them judgments of courts of the United States predicated upon civil liability under the U.S. Federal securities laws. We have been advised by Jens Olav Feiring, Esq., our Executive Vice President and General Counsel, that there is doubt as to the enforceability in actions in Norway, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the civil liability provisions of the U.S. Federal securities laws. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Norway. We have consented to service of process in New York City for claims based upon the indenture and the debt securities described under “Description of debt securities”.

CAPITALIZATION AND INDEBTEDNESS
      The following table presents our consolidated capitalization in accordance with Norwegian GAAP as of December 31, 2006. It is important that you read this table together with, and it is qualified by reference to, our audited consolidated financial statements set forth in our Annual Report on Form 20-F/A filed with the SEC on August 29, 2006.

	As of
	December 31, 2006
	Actual
	NOK	U.S.$

	(in millions)
	(unaudited)
Short-term debt (commercial paper debt and current portion of bond debt)*	69,058.6	11,040.4
Long-term debt (excluding current portions)
Bonds	88,288.4	14,114.6
Subordinated debt	1,255.5	200.7

Total long-term debt*	89,543.9	14,315.3

Capital contribution	609.9	97.5
Shareholders’ equity
Share capital (nominal value NOK 10,500 per share shares authorized and outstanding 151,765)	1,593.5	254.8
Other equity	845.4	135.2
Share premium reserve	162.5	26.0
Net income for the period	0.0	0.0

Total shareholders’ equity	2,601.4	415.9

Total capitalization	161,813.8	25,869.1

*All our debt is unsecured and unguaranteed.
     For the convenience of the reader, U.S. dollar amounts above have been translated from Norwegian krone at the rate of NOK 6.2551 = U.S.$1.00, the noon buying rate of the Central Bank of Norway on December 31, 2006.
USE OF PROCEEDS
      Unless otherwise set forth in the related prospectus supplement or, if applicable, the pricing supplement, we intend to use the proceeds from the sale of securities offered through this prospectus for general corporate purposes, which include financing our operations and debt repayment and refinancing. The details of any debt repayment will be described in the applicable prospectus supplement or pricing supplement.

DESCRIPTION OF DEBT SECURITIES
      The following is a summary of the general terms of the debt securities. Each time that we issue debt securities pursuant to this prospectus we will file with the SEC a prospectus supplement and, if applicable, a pricing supplement or a product supplement that you should read carefully. The prospectus supplement or, if applicable, the pricing supplement or product supplement, will contain the specific terms applicable to those debt securities. The terms presented here, together with the terms contained in the prospectus supplement and, if applicable, the pricing supplement or product supplement will be a description of the material terms of the debt securities. You should also read the indenture under which we will issue the debt securities, which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.
General
      The debt securities will be issued under an indenture with The Bank of New York, 101 Barclay Street, Floor 21W, New York, New York, 10286, as trustee. The total principal amount of debt securities that can be issued under the indenture is unlimited. The indenture does not limit the amount of other debt, secured or unsecured, that we may issue. We may issue the debt securities in one or more series.
      The prospectus supplement and, if applicable, the pricing supplement or product supplement relating to any series of debt securities being offered, will include specific terms relating to the offering. These terms will include some or all of the following:

•	the price of the debt securities offered,

•	the title of the debt securities,

•	the total principal amount of the debt securities,

•	the date or dates, if any, on which the principal of and any premium on the debt securities will be payable,

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments,

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the ranking of such debt securities in relation to other senior or subordinated debt securities,

•	the places at which payments of principal and interest are payable,

•	the terms of any optional or mandatory redemption, including the price for the redemption,

•	any sinking fund provisions,

•	the terms of any payments on the debt securities that will be payable in foreign currency or currency units or another form,

•	the terms of any payments that will be payable by reference to any index or formula,

•	any changes or additions to the events of default or covenants described in this prospectus,

•	whether debt securities will be issued as discount securities and the amount of any discount,

•	whether the debt securities will be represented by one or more global securities,

•	any terms for the exchange of the debt securities for securities of any other entity, and

•	any other terms of the debt securities.
      We have the ability under the indenture to “re-open” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities. Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement or product supplement, the debt securities will not be listed on any securities exchange.
      The senior debt securities will be unsecured, unsubordinated indebtedness and will rank equally with all other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured indebtedness and will be subordinated in right of payment to existing and future debt as set forth in the related prospectus supplement or, if applicable, the relevant pricing supplement or product supplement. See “Subordination” below.
      Some of the debt securities may be sold at a substantial discount below their stated principal amount. These debt securities will either bear no interest or will bear interest at a rate which at the time of issuance is below market rates. U.S. Federal income tax consequences and other special considerations applicable to discounted debt securities are discussed below under “Taxation in the United States” and may be discussed further in the prospectus supplement or, if applicable, the pricing supplement or product supplement relating to these debt securities.
Governing law
      The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York, except that matters relating to the authorization and execution by us of the indenture and the debt securities issued under the indenture, will be governed by the laws of Norway. There are no limitations under the laws of Norway or our Articles of Association on the right of non-residents of Norway to hold the debt securities issued.
Form, exchange and transfer
      Unless otherwise specified in the related prospectus supplement or, if applicable, the related pricing supplement or product supplement, the debt securities of each series will be issuable in fully registered form, without coupons, in denominations of $1,000.00 and integral multiples thereof.
      Unless otherwise specified in the related prospectus supplement, or, if applicable, the related pricing supplement or product supplement, any payments of principal, interest and premium on registered debt securities will be payable and, subject to the terms of the indenture and the limitations applicable to global securities, debt securities may be transferred or exchanged at any office or agency we maintain for such purpose, without the payment of any service charge except for any applicable tax or governmental charge.
Global securities
      The debt securities of a series may be issued in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement or, if applicable, the related pricing supplement or product supplement. Unless a global certificate is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole and only to the depositary or to a nominee of the depositary or to a successor depositary or its nominee.
      Unless otherwise indicated in any prospectus supplement, or, if applicable, the related pricing supplement or product supplement, The Depositary Trust Company (DTC) will act as depositary. Beneficial interests in global certificates will be shown on records maintained by DTC and its participants and transfers of global certificates will be effected only through these records.
      The following paragraphs are based on information provided to us by DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the clearance and recording of the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participant’s accounts. This eliminates the need for physical exchange of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Other organizations such as securities brokers and dealers, banks and trust companies that work through a participant, either directly or indirectly use DTC’s book-entry system. The rules that apply to DTC and its participants are on file with the SEC.
      Pursuant to DTC’s procedures, upon the sale of debt securities represented by a global certificate to underwriters, DTC will credit the accounts of the participants designated by the underwriters with the principal amount of the debt securities purchased by the underwriters. Ownership of beneficial interests in a global certificate will be shown on DTC’s records (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain persons take physical delivery in definitive form of the securities that they own. Consequently, the ability to transfer beneficial interests in a global certificate may be limited.
      We will wire principal and interest payments with respect to global certificates to DTC’s nominee. We and the trustee under the indenture will treat DTC’s nominee as the owner of the global certificates for all purposes. Accordingly, we, the trustee and the paying agent will have no direct responsibility or liability to pay amounts due on the global certificates to owners of beneficial interests in the global certificates.
      It is DTC’s current practice, upon receipt of any payment of principal or interest, to credit participants’ accounts on the payment date according to their beneficial interests in the global certificates as shown on DTC’s records. Payments by participants to owners of beneficial interests in the global certificates will be governed by standing instructions and customary practices between the participants and the owners of beneficial interests in the global certificates, as is the case with securities held for the account of customers registered in “street name”. However, payments will be the responsibility of the participants and not of DTC, the trustee or us.
      Debt securities of any series represented by a global certificate will be exchangeable for debt securities in definitive form with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary, or DTC is no longer eligible to act as depositary, and we do not appoint a successor depositary within 90 days, or

•	we determine not to have the debt securities of a series represented by global certificates and notify the trustee of our decision.
      So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the indenture. Except as provided below, you, as the beneficial owner of interests in the global notes, will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form and will not be considered the owner or holder of those debt securities under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.
      Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their debt securities because distributions will initially be made to DTC, and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee or us. Accordingly, we and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in debt securities represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      We have been informed that, under DTC’s existing practices, if we request any action of holders of debt securities, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of debt securities is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Payments of additional amounts
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities provides otherwise, we will make all payments on the debt securities of that series without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of Norway or any authority in Norway.
      In the event any Norwegian taxes or other charges are imposed on payments on any debt security of that series held by you, we will pay to you such additional amounts as may be necessary so that the net amounts receivable by you after any payment, withholding or deduction of tax or charge will equal the amounts of principal, any interest and any premium that would have been receivable on the debt security if there were no such payment, withholding or deduction; provided, however, that the amounts with respect to any Norwegian taxes will be payable only to holders that are not residents in Norway for purposes of its tax laws, and provided further, that we will not be required to make any payment of any additional amounts on account of:

•	your being a resident of Norway or having some connection with Norway (in the case of Norwegian taxes) other than the mere holding of the debt security or the receipt of principal, any interest, or any premium on the debt security,

•	your presentation of the debt security for payment more than 30 days after the later of (1) the due date for such payment or (2) the date we provide funds to make such payment to the trustee,

•	any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or other governmental charge,

•	any tax, assessment or other governmental charge payable other than by withholding from payments on the debt security,

•	any tax, assessment or other governmental charge which would not have been imposed or withheld if the holder had declared his or her non-residence in Norway or made a similar claim for exemption so that, upon making the declaration or the claim, the holder would either have been able to avoid the tax, assessment or charge or to obtain a refund of the tax, assessment or charge,

•	any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, premium, if any, or any interest on, any debt security, if such payment can be made without such withholding by any other paying agent,

•	any withholding or deduction imposed on a payment that is required to be made pursuant to a European Union directive on the taxation of savings or related law or regulations, or

•	any combination of items above,

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or any interest on any debt security to any holder who is a fiduciary, a partnership or a beneficial owner and who is other than the sole beneficial owner of the payment to the extent the fiduciary or a member of the partnership or a beneficial owner would not have been entitled to any additional amount had it been the holder of the debt security.
Tax redemption
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities provides otherwise, we may redeem that series of debt securities before its maturity, in whole but not in part, if, at any time after the date of issuance of that series of securities, as a result of any:

•	amendment to, or change in, the laws of Norway or any political subdivision of Norway, or

•	change in the application or official interpretation of such laws or regulations, where the amendment or change becomes effective after the date of the issuance of the series of debt securities, we become, or will become, obligated to pay any additional amounts as provided above under “Payments of additional amounts” and cannot reasonably avoid such obligation.
      Before we may redeem debt securities of a particular series as provided above, we must deliver to the trustee at least 30 days, but not more than 60 days, prior to the date fixed for redemption:

•	a written notice stating that the debt securities of a particular series are to be redeemed, specifying the redemption date and other pertinent information, and

•	an opinion of independent legal counsel selected by us to the effect that, as a result of the circumstances described above, we have or will become obligated to pay any additional amounts.
      We will give you at least 30 days’, but not more than 60 days’, notice before any tax redemption of a series of securities. On the redemption date, we will pay you the principal amount of your debt security, plus any accrued interest (including any additional amounts) to the redemption date.
Exchange
      The terms, if any, upon which debt securities of any series are exchangeable for other securities will be set forth in the related prospectus supplement. These terms may include the exchange price, the exchange period, provisions as to whether exchange will be at the option of the holders of that series of debt securities or at our option, any events requiring an adjustment of the exchange price, provisions affecting exchange in the event of the redemption of such series of debt securities and other relevant provisions relating to those securities.
Events of default
      Unless otherwise specified in the applicable pricing supplement or product supplement, the following are defined as events of default with respect to securities of any series outstanding under the indenture:

•	failure to pay principal or premium, if any, on any debt security of that series when due, and continuance of such a default for a period of 15 days or any applicable longer grace period,

•	failure to pay any interest on any debt security of that series when due, and continuance of such a default for a period of 30 days or any applicable longer grace period,

•	failure to deposit any sinking fund payment, when due and continuance of such a default beyond any applicable grace period, on any debt security of that series,

•	failure to perform any of our other covenants or the breach of any of the warranties in the indenture after being given written notice and continuance of such a default for a period of 90 days or any applicable longer grace period,

•	certain events in bankruptcy, insolvency or reorganization, and

•	any other event of default provided with respect to debt securities of that series.
      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may accelerate the maturity of the debt securities of that series (or, such portion of the principal amount of such debt securities as may be specified in a prospectus supplement) and declare all amounts of that series due and payable or deliverable immediately. If an acceleration occurs, subject to specified conditions, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series may rescind and annul such acceleration, provided that all payments and/or deliveries due, other than those due as a result of acceleration, have been made and all events of default have been cured or waived. Because each series of debt securities will be independent of each other series, a default in respect of one series will not necessarily in itself result in a default or acceleration of the maturity of a different series of debt securities.
      Other than its duties in case of an event of default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer the trustee indemnity reasonably satisfactory to it. Subject to the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.
      A holder of debt securities of any series will not have any right to institute any proceeding with respect to the indenture unless:

•	the holder previously gave written notice to the trustee of an event of default,

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and have offered reasonable indemnity to the trustee to institute such proceeding as trustee, and

•	the trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.
      The limitations described above do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, interest or premium on that debt security on or after the applicable due date specified in that debt security.
      The holders of a majority in principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the debt securities of that series, or

•	in respect of an obligation of Eksportfinans that cannot be modified under the terms of the indenture without the consent of each holder of each series of debt securities affected.
      We will be required to furnish to the trustee annually a statement by our officers as to whether or not we are in default in the performance of any of the terms of the indenture.
Subordination
      The indebtedness evidenced by the subordinated debt securities will, to the extent provided pursuant to the indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our senior debt, as defined, including any senior debt securities and any subordinated debt securities that are defined as senior debt for purposes of a particular series of subordinated debt securities. The prospectus supplement or, if applicable, the pricing supplement or product supplement relating to any subordinated debt securities will summarize the subordination provisions of the indenture applicable to that series including:

•	the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings,

•	the applicability and effect of such provisions in the event of specified defaults with respect to senior debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities, and

•	the definition of senior debt applicable to the subordinated debt securities of that series including whether and to what extent the subordinated debt of that series shall be subordinated to other subordinated debt of their issuer.
      In the event and during the continuation of any default in the payment of any senior debt continuing beyond any applicable grace period specified in the instrument evidencing that senior debt (unless and until the default shall have been cured or waived or shall have ceased to exist), no payments on account of principal, premium, if any, or interest, if any, on the subordinated debt securities or sums payable with respect to the exchange, if applicable, of the subordinated debt securities may be made pursuant to the subordinated debt securities.
      Upon payment or distribution of our assets to creditors upon dissolution or winding-up or total or partial liquidation or reorganization, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings, the holders of our senior debt will be entitled to receive payment in full of all amounts due on the senior debt before any payment is made by us on account of principal, premium, if any, or interest, if any, on the subordinated debt securities.
      By reason of this subordination, in the event of our insolvency, holders of subordinated debt securities may recover less, ratably, and holders of senior debt may recover more, ratably, than our other creditors. The indenture does not limit the amount of senior debt that we may issue.
Defeasance
      Unless otherwise indicated in the related prospectus supplement or, if applicable, the pricing supplement or product supplement, we may elect, at our option at any time, to have the provisions of the indenture relating (a) to defeasance and discharge of indebtedness or (b) to defeasance of certain restrictive covenants apply to the debt securities of any series, or to any specified part of a series.
      In order to exercise either option, we must irrevocably deposit, in trust for the benefit of the holders of those debt securities, money or U.S. government securities, or both, that, through the payment of principal and interest in accordance with their terms, will provide amounts sufficient to pay the principal of and any premium and interest on those debt securities on the respective stated maturities in accordance with the terms of the indenture and those debt securities. Any additional conditions to exercising these options with respect to a series of debt securities will be described in a related prospectus supplement.
      If we meet all the conditions to clause (a) above and elect to do so, we will be discharged from all our obligations with respect to the applicable debt securities and, if those debt securities are subordinated debt securities, the provisions relating to subordination will cease to be effective (other than obligations to register transfer of debt securities, to replace lost, stolen or mutilated certificates and to maintain paying agencies). We shall be deemed to have paid and discharged the entire indebtedness represented by the applicable debt securities and to have satisfied all of our obligations under the debt securities and the indenture relating to those debt securities.
      If we meet all the conditions to clause (b) above and elect to do so, we may omit to comply with and shall have no liability in respect of certain restrictive covenants as described in the related prospectus supplement and, if those debt securities are subordinated debt securities, the provisions of the indenture relating to subordination will cease to be effective, in each case with respect to those debt securities.

Modification of the indenture
      Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders holding not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications or altering the provisions relating to the waiver of any past default, will be effective against any holder without its consent. We and the trustee may also amend the indenture or any supplement to the indenture without the consent of the holders of any debt securities to evidence the succession or addition of another corporation to Eksportfinans, to evidence the replacement of the trustee with respect to one or more series of debt securities and for certain other purposes.
Consolidation, merger or disposition of assets
      We may not consolidate with or merge into, or sell or lease substantially all of our assets to any person unless:

•	the successor person expressly assumes our obligations on the debt securities and under the indenture,

•	immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	any other conditions specified in the related prospectus supplement or, if applicable, the pricing supplement or product supplement are met.
Concerning the trustee
      We and certain of our affiliates and subsidiaries may maintain deposit account and lines of credit and have other customary banking relationship with the trustee and its affiliates in the ordinary course of our and their respective businesses.
      Pursuant to the Trust Indenture Act, should a default occur with respect to the debt securities constituting our senior debt securities or subordinated debt securities, the trustee would be required to resign as trustee with respect to the debt securities constituting either the senior debt securities or the subordinated debt securities under the indenture within 90 days of the default unless the default were cured, duly waived or otherwise eliminated or unless only senior debt securities or subordinated debt securities are outstanding under the indenture at the time of the default.
TAXATION IN NORWAY
      This discussion is the opinion of Wiersholm, Mellbye & Bech, advokatfirma AS insofar as it relates to matters of Norwegian tax law and describes certain material Norwegian tax consequences to beneficial holders of debt securities.
      This section does not address all Norwegian income tax matters that may be relevant to a particular prospective holder. This section is based on Norwegian law, regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to changer, which change could apply retroactively and could affect the consequences described below. Each investor should consult its own tax advisor with respect to possible Norwegian tax consequences of acquiring, owning or disposing of the debt securities in their particular circumstances.
      Unless the prospectus supplement or, if applicable, the pricing supplement or product supplement for a particular series of debt securities so provides, we will make all payments on the debt securities of that series without withholding or deduction for any taxes or other governmental charges in effect on the date of issuance of the debt securities of that series or imposed in the future by or on behalf of Norway or any authority in Norway. See “Description of debt securities — Payments of additional amounts” and “— Tax redemption”, above.
      Interest paid on the debt securities to a non-Norwegian person not resident in Norway are not subject to income tax or withholding tax in Norway.

      Gains derived from the sale of Eksportfinans’s debt securities by a non-Norwegian person not resident in Norway are not subject to Norwegian income taxes.
      A non-Norwegian person not resident in Norway who holds Eksportfinans’s debt securities is not subject to Norwegian inheritance, gift or wealth tax unless such person operates a business through a permanent establishment in Norway and payments on such securities are attributable to such business. Norwegian inheritance and gift tax may, however, under certain circumstances be imposed on holders who are non-resident Norwegian citizens. Under the United States-Norway estate and inheritance tax treaty, a United States citizen or domiciliary who becomes liable to pay Norwegian inheritance or gift taxes generally will be entitled to credit against his U.S. estate or gift tax liability the amount of such Norwegian taxes.
TAXATION IN THE UNITED STATES
      This discussion is the opinion of Allen & Overy LLP insofar as it relates to matters of U.S. Federal income tax law and describes certain material U.S. Federal income tax consequences to beneficial holders of debt securities. This section addresses only the U.S. Federal income tax considerations for holders that acquire the debt securities at their original issuance and hold the debt securities as capital assets. This section does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Each prospective investor should consult a professional tax advisor with respect to the tax consequences of an investment in the debt securities under their particular circumstances. This section does not address tax considerations applicable to a holder of a debt security that may be subject to special tax rules including, without limitation, the following:

•	financial institutions,

•	insurance companies,

•	dealers or traders in securities, currencies or notional principal contracts,

•	tax-exempt entities,

•	regulated investment companies,

•	real estate investment trusts,

•	S corporations,

•	persons that will hold the debt securities as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. Federal income tax purposes,

•	persons that own (or are deemed to own) 10% or more (by voting power) of our stock,

•	partnerships, pass-through entities or persons who hold the debt securities through partnerships or other pass-through entities, and

•	holders that have a “functional currency” other than the U.S. dollar.
      Further, this section does not address alternative minimum tax consequences or the indirect effects on the holders of equity interests in a holder of a debt security. This section also does not address the U.S. Federal estate and gift tax consequences to holders of debt securities.
      This discussion does not cover every type of debt security that may be issued under this prospectus. If we intend to issue a debt security of a type not described in this summary, or if there are otherwise special tax consequences with respect to the debt security that are not covered herein, additional tax information will be provided in the prospectus supplement and, if applicable, the pricing supplement or product supplement for the applicable debt security.
      This section is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury regulations and judicial and administrative interpretations, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.
      Each prospective investor should consult its own tax advisor with respect to the U.S. federal, state, local and foreign tax consequences of acquiring, owning or disposing of the debt securities in their particular circumstances.
      For the purposes of this section, a U.S. holder is a beneficial owner of debt securities that is, for U.S. Federal income tax purposes:

•	a citizen or individual resident of the United States,

•	a corporation, or other entity that is treated as a corporation for U.S. Federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States (including the District of Columbia),

•	an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or

•	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust.
      A non-U.S. holder is a beneficial owner of debt securities that is not a U.S. holder. If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding debt securities should consult their tax advisor.
U.S. Federal income tax consequences to U.S. holders
Interest
      Interest paid on the debt securities, other than interest on a discount note that is not qualified stated interest (each as defined below under “Original issue discount”), will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, depending on the U.S. holder’s method of accounting for U.S. Federal income tax purposes.
      A U.S. holder utilizing the cash method of accounting for U.S. Federal income tax purposes that receives an interest payment denominated in a foreign currency will be required to include in income the U.S. dollar value of that interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.
      If interest on a debt security is payable in a foreign currency, an accrual basis U.S. holder is required to include in income the U.S. dollar value of the amount of interest income accrued on a debt security during the accrual period. An accrual basis U.S. holder may determine the amount of the interest income to be recognized in accordance with either of two methods. Under the first accrual method, the amount of income accrued will be based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, the part of the period within the taxable year. Under the second accrual method, the U.S. holder may elect to determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. If the last day of the accrual period is within five business days of the date the interest payment is actually received, an electing accrual basis U.S. holder may instead translate that interest expense at the exchange rate in effect on the day of actual receipt. Any election to use the second accrual method will apply to all debt instruments held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and will be irrevocable without the consent of the U.S. Internal Revenue Service (the IRS).
      A U.S. holder utilizing either of the foregoing two accrual methods may recognize ordinary income or loss with respect to accrued interest income on the date of receipt of the interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a debt security). The amount of ordinary income or loss, if any, will equal the difference between the U.S. dollar value of the interest payment received (determined on the date the payment is received) in respect of the accrual period and the U.S. dollar value of interest income that has accrued during that accrual period (as determined under the accrual method utilized by the U.S. holder).
      Foreign currency received as interest on the debt securities will have a tax basis equal to its U.S. dollar value at the time the interest payment is received. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.
      Interest on the debt securities received by a U.S. holder will be treated as foreign source income for the purposes of calculating that holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisers regarding the availability of a foreign tax credit under their particular situation.
Original issue discount
      A debt security, other than a debt security with a term of one year or less (a short-term note), will be treated as issued at an original issue discount (OID, and a debt security issued with OID, a discount note) for U.S. Federal income tax purposes if the excess of the sum of all payments provided under the debt security, other than qualified stated interest payments, as defined below, over the issue price of the debt security is more than a de minimis amount, as defined below. Qualified stated interest is generally interest paid on a debt security that is unconditionally payable at least annually at a single fixed rate. The issue price of the debt securities will be the first price at which a substantial amount of the debt securities are sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. Special rules for “variable rate debt securities” are described below under “Original issue discount — Variable rate debt securities”.
      In general, if the excess of the sum of all payments provided under the debt security other than qualified stated interest payments (the stated redemption price at maturity) over its issue price is less than 0.25% of the debt security’s stated redemption price at maturity multiplied by the number of complete years to its maturity, then such excess, if any, constitutes de minimis OID and the debt security is not a discount note. Unless the election described below under “Election to Treat All Interest as OID” is made, a U.S. holder of a debt security with de minimis OID must include such de minimis OID in income as stated principal payments on the debt security are made. The includable amount with respect to each such payment will equal the product of the total amount of the debt security’s de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the debt security.
      A U.S. holder will be required to include OID on a discount note in income for U.S. Federal income tax purposes as it accrues, calculated on a constant-yield method, before the actual receipt of cash attributable to that income, regardless of the U.S. holder’s method of accounting for U.S. Federal income tax purposes. Under this method, U.S. holders generally will be required to include in income increasingly greater amounts of OID over the life of the discount notes.
      OID for any accrual period on a discount note that is denominated in, or determined by reference to, a foreign currency will be determined in that foreign currency and then translated into U.S. dollars in the same manner as interest payments accrued by an accrual basis U.S. holder, as described under “Interest” above. Upon receipt of an amount attributable to OID in these circumstances, a U.S. holder may recognize ordinary income or loss.
      OID on a discount note will be treated as foreign source income for the purposes of calculating a U.S. holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and the timing thereof are complex. U.S. holders should consult their own tax advisers regarding the availability of a foreign tax credit under their particular situation.

Acquisition premium
      A U.S. holder that purchases a debt security for an amount less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest but in excess of its adjusted issue price and that does not make the election described below under “Election to treat all interest as OID” will have acquisition premium. Investors should consult their own tax advisors regarding the U.S. Federal income tax implications of acquisition premium.
Market discount
      A debt security, other than a short-term note, will be treated as purchased at a market discount (a market discount note) if the debt security’s stated redemption price at maturity or, in the case of a discount note, the debt security’s “revised issue price”, exceeds the amount for which the U.S. holder purchased the debt security by at least 0.25% of the debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. If such excess is not sufficient to cause the debt security to be a market discount note, then such excess constitutes de minimis market discount and the debt security is not subject to the rules discussed in the following paragraphs. For these purposes, the revised issue price of a debt security generally equals its issue price, increased by the amount of any OID that has accrued on the debt security.
      Any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on that debt security. Alternatively, a U.S. holder of a market discount note may elect to include market discount in income currently over the life of the debt security. Such an election shall apply to all debt instruments with market discount acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS.
      Market discount on a market discount note will accrue on a straight-line basis unless the U.S. holder elects to accrue such market discount on a constant-yield method. Such an election shall apply only to the debt security with respect to which it is made and may not be revoked. A U.S. holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to that market discount note in an amount not exceeding the accrued market discount on that market discount note until the maturity or disposition of that market discount note.
Election to treat all interest as OID
      A U.S. holder may elect to include in gross income all interest that accrues on a debt security using the constant-yield method under the heading “Original issue discount”, with the modifications described below. For the purposes of this election, interest includes stated interest, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium.
      In applying the constant-yield method to a debt security with respect to which this election has been made, the issue price of the debt security will equal its cost to the electing U.S. holder, the issue date of the debt security will be the date of its acquisition by the electing U.S. holder, and no payments on the debt security will be treated as payments of qualified stated interest. This election will generally apply only to the debt security with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a debt security with amortizable bond premium, then the electing U.S. holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by the electing U.S. holder as of the beginning of the taxable year in which the debt security with respect to which the election is made is acquired or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.
      If the election to apply the constant-yield method to all interest on a debt security is made with respect to a market discount note, the electing U.S. holder will be treated as having made the election discussed above under

“Original issue discount — Market discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. holder.
Variable rate debt securities.
      A variable rate debt security is a debt security that:

•	has an issue price that does not exceed the total non-contingent principal payments by more than the lesser of (i) the product of (x) the total non-contingent principal payments, (y) the number of complete years to maturity from the issue date and (z) 0.015, or (ii) 15% of the total non-contingent principal payments; and

•	does not provide for stated interest other than stated interest compounded or paid at least annually at (i) one or more “qualified floating rates”, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single “objective rate” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate”.
      A qualified floating rate or objective rate in effect at anytime during the term of the instrument must be set at a “current value” of that rate. A current value of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.
      A variable rate is a qualified floating rate if (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (ii) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (i) are within 0.25 percentage points of each other on the issue date or (ii) can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the note.
      An objective rate is a rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the relevant issuer or a related party (such as dividends, profits or the value of the relevant issuer’s stock). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security’s term. An objective rate is a qualified inverse floating rate if (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.
      If interest on a debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or (ii) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.
      In general, if a variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, all stated interest on the debt security is qualified stated interest and the amount of OID, if any, is determined under the rules applicable to fixed rate debt instruments by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the debt security.

      If a variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate and also does not provide for interest payable at a fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals on the debt security are generally determined by: (i) determining a fixed rate substitute for each variable rate provided under the variable rate debt security (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (ii) constructing the equivalent fixed rate debt instrument (using the fixed rate substitutes described above), (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) making the appropriate adjustments for actual variable rates during the applicable accrual period.
      If a variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and OID accruals are determined as in the immediately preceding paragraph with the modification that the variable rate debt security is treated, for the purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the variable rate debt security as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.
Index debt securities, exchangeable debt securities and other debt securities subject to contingencies.
      Special U.S. Federal income tax rules apply with respect to index debt securities, exchangeable debt securities and debt securities which are subject to the rules governing contingent payment debt instruments and are not subject to the rules governing variable rate debt instruments. The timing and character of income, gain or loss reported on such debt security may differ substantially from the timing and character of income, gain or loss reported on a non-contingent payment debt instrument under general principles of current U.S. Federal income tax law. If any such securities are issued, information concerning the U.S. Federal income tax consequences of such securities will be provided in the applicable pricing supplement or product supplement.
Securities with perpetual maturity.
      Although the treatment of securities with a perpetual maturity is not entirely clear, securities with a perpetual maturity may not be characterized as debt for U.S. Federal income tax purposes. As a result, certain of the tax provisions discussed herein may not be applicable to securities with perpetual maturity. If any such securities are issued, information concerning the U.S. Federal income tax consequences of such securities will be provided in the applicable pricing supplement or product supplement. Prospective purchasers are advised to consult their tax advisors regarding the tax treatment of such securities for U.S. federal income tax purposes.
Debt securities subject to redemption
      Certain of the debt securities (1) may be redeemable at the option of the issuer prior to their maturity (a call option) and/or (2) may be repayable at the option of the holder prior to their stated maturity (a put option). Debt securities containing such features may be subject to rules that are different from the general rules discussed above and the tax consequences of an investment in such debt securities will depend, in part, on the particular terms and features of such debt securities. The prospectus supplement for the debt securities will contain additional discussion relating to the terms and features of such debt securities.
Short-term debt securities
      Short-term debt securities will be treated as having been issued with OID. In general, an individual or other cash method U.S. holder is not required to accrue such OID unless the U.S. holder elects to do so. If such an election is not made, any gain recognized by the U.S. holder on the sale, exchange or maturity of the short-term debt security will be ordinary income to the extent of the OID accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. holder for interest on borrowings allocable to the short-term debt security will be deferred until a corresponding amount of income is realized. U.S. holders who report income for U.S. Federal income tax purposes under the accrual method are required to accrue OID on a short-term debt security on a straight-line basis unless an election is made to accrue the OID under a constant yield method (based on daily compounding).
Debt securities purchased at a premium
      A U.S. holder that purchases a debt security for an amount in excess of its principal amount may elect to treat such excess as amortizable bond premium. If this election is made, the amount required to be included in the U.S. holder’s income each year with respect to interest on the debt security will be reduced by the amount of amortizable bond premium allocable (based on the debt security’s yield to maturity) to such year. In the case of a debt security that is denominated in, or determined by reference to, a foreign currency, amortizable bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of foreign currency. At the time amortizable bond premium offsets interest income, a U.S. holder realizes exchange gain or loss (taxable as ordinary income or loss) equal to the difference between exchange rates at that time and at the time of the acquisition of the debt securities. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder and is irrevocable without the consent of the IRS.
Sale, exchange or retirement of the debt securities
      A U.S. holder’s tax basis in a debt security will generally equal its “U.S. dollar cost”, increased by the amount of any OID or market discount included in the U.S. holder’s income with respect to the debt security and the amount, if any, of income attributable to de minimis OID and de minimis market discount included in the U.S. holder’s income with respect to the debt security (each as determined above), and reduced by the amount of any payments with respect to the debt security that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on the debt security. The U.S. dollar cost of a debt security purchased with a foreign currency will generally be the U.S. dollar value of the purchase price on (1) the date of purchase or (2) in the case of a debt security traded on an established securities market (as defined in the applicable U.S. Treasury regulations), that is purchased by a cash basis U.S. holder (or an accrual basis U.S. holder that so elects), on the settlement date for the purchase. A U.S. holder will generally recognize gain or loss on the sale, exchange or retirement of a debt security equal to the difference between the amount realized on the sale, exchange or retirement and the tax basis of the debt security. The amount realized on the sale, exchange or retirement of a debt security for an amount in foreign currency will be the U.S. dollar value of that amount on the date of disposition, or in the case of debt securities traded on an established securities market (as defined in the applicable U.S. Treasury regulations) that are sold by a cash basis U.S. holder or by an accrual basis U.S. holder that so elects, on the settlement date for the sale.
      Gain or loss recognized by a U.S. holder on the sale, exchange or retirement of a debt security that is attributable to changes in currency exchange rates will be ordinary income or loss and will consist of OID exchange gain or loss and principal exchange gain or loss. OID exchange gain or loss will equal the difference between the U.S. dollar value of the amount received on the sale, exchange or retirement of a debt security that is attributable to accrued but unpaid OID as determined by using the exchange rate on the date of the sale, exchange or retirement and the U.S. dollar value of accrued but unpaid OID as determined by the U.S. holder under the rules described above under “Original issue discount”. Principal exchange gain or loss will equal the difference between the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date of the sale, exchange or retirement, and the U.S. dollar value of the U.S. holder’s purchase price of the debt security in foreign currency determined on the date the U.S. holder acquired the debt security. The foregoing foreign currency gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. holder on the sale, exchange or retirement of the debt security, and will generally be treated as from sources within the United States for U.S. foreign tax credit limitation purposes.

      Any gain or loss recognized by a U.S. holder in excess of foreign currency gain recognized on the sale, exchange or retirement of a debt security would generally be U.S. source capital gain or loss (except to the extent such amounts are attributable to market discount, accrued but unpaid interest, or subject to the general rules governing contingent payment obligations). In the case of a U.S. holder that is an individual, estate or trust, the maximum marginal federal income tax rate applicable to such capital gain is currently lower than the maximum marginal federal income tax rate applicable to ordinary income if the debt securities are held for more than one year. The deductibility of capital losses is subject to limitations.
      A U.S. holder will have a tax basis in any foreign currency received on the sale, exchange or retirement of a debt security equal to the U.S. dollar value of the foreign currency at the time of the sale, exchange or retirement. Gain or loss, if any, realized by a U.S. holder on a sale or other disposition of that foreign currency will be ordinary income or loss and will generally be income from sources within the United States for foreign tax credit limitation purposes.
      U.S. Treasury Regulations (the Disclosure Regulations) meant to require the reporting of certain tax shelter transactions (Reportable Transactions) could be interpreted to cover transactions generally not regarded as tax shelters. Under the Disclosure Regulations it may be possible that certain transactions with respect to the debt securities may be characterized as Reportable Transactions requiring a holder to disclose that transaction, such as a sale, exchange, retirement or other taxable disposition of a debt security that results in a loss exceeding certain thresholds and meeting other specified conditions. Prospective investors in debt securities should consult with their own tax advisors to determine the tax return obligations, if any, with respect to an investment in the debt securities under their particular circumstances.
Special categories of debt securities
      Additional tax rules may apply to other categories of debt securities of Eksportfinans. The prospectus supplement and, if applicable, the pricing supplement or product supplement will describe the rules applicable to these debt securities. In addition, you should consult your tax advisor in these situations. These categories of debt securities include:

•	debt securities that are extendable at the option of the issuer or the holder,

•	debt securities that are issued in bearer form, and

•	debt securities that are callable by the issuer before their maturity, other than typical calls at a premium.
Information reporting and backup withholding
      In general, information reporting requirements may apply to certain payments of interest and OID on debt securities, and to certain payments of the proceeds of a sale, redemption or other disposition of Notes. A backup withholding tax may apply to such payments or proceeds if the beneficial owner fails to provide a correct taxpayer identification number or certification of exempt status or otherwise to comply with the applicable backup withholding requirements. Information reporting and backup withholding may be required on interest payments to a beneficial owner of a debt securities made within the United States or by a paying agent, custodian, nominee or agent of the beneficial owner that is a “U.S. Controlled Person” (as defined below) unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting (and, if necessary, demonstrates its eligibility for the relevant exemption) or (2) the paying agent, custodian, nominee or agent (i) obtains a withholding certificate or other appropriate documentary evidence establishing that the beneficial owner is not a United States person, and (ii) does not have actual knowledge or reason to know that the information contained therein is false.
      Proceeds from the sale or redemption of debt securities through a broker in the United States may be subject to information reporting and backup withholding unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting, or (2) such broker (i) obtains a withholding certificate or other appropriate documentation establishing that the beneficial owner is not a United States person and (ii) does not have actual knowledge or reason to know that the information contained therein is false.

      Proceeds from the sale or redemption of a debt securities through the foreign office of a broker that is a “U.S. Controlled Person” may be subject to information reporting and, in certain cases, backup withholding unless (1) the beneficial owner is a corporation or a financial institution or is otherwise eligible for an exemption from information reporting (and, if necessary, demonstrates its eligibility for the relevant exemption) or (2) such broker (i) obtains a withholding certificate or other appropriate documentary evidence establishing that the beneficial owner is a non-U.S. holder, and (ii) does not have actual knowledge or reason to know that the information contained therein is false.
      A U.S. Controlled Person is a person that (1) is a United States person, (2) derives at least 50 per cent of its gross income from certain periods from the conduct of a trade or business within the United States, (3) is a controlled foreign corporation for U.S. federal income tax purposes, or (4) is a foreign partnership that, at any time during its taxable year, is more than 50 per cent owned (by income or capital interest) by United States persons or is engaged in the conduct of a trade or business within the United States.
      Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing appropriate claim for a refund with the IRS and furnishing any required information.
U.S. Federal income tax consequences to non-U.S. holders
Sale, exchange or retirement of debt securities
      If you sell, exchange or redeem debt securities, you will generally not be subject to U.S. Federal income tax on any gain, unless one of the following applies:

•	the gain is connected with a trade or business that you conduct in the United States through an office or other fixed place of business, or

•	you are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the debt security, and certain other conditions are satisfied.
Information reporting and backup withholding
      United States rules concerning information reporting and backup withholding are described above. These rules apply to non-U.S. holders as follows:
      Information reporting and backup withholding may apply if you use the U.S. office of a broker or agent, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker or agent that has certain connections to the United States. You may be required to comply with applicable certification procedures to establish that you are not a U.S. holder in order to avoid the application of such information reporting and backup withholding requirements. You should consult your tax advisor concerning the application of the information reporting and backup withholding rules.
      Prospective investors should consult legal and tax advisors in the countries of their citizenship, residence and domicile to determine the possible tax consequences of purchasing, holding, selling and redeeming debt securities in light of their particular circumstances under the laws of their respective jurisdictions.

PLAN OF DISTRIBUTION
      We may sell the debt securities offered by this prospectus in one or more of the following ways:

•	through underwriters,

•	through dealers,

•	through agents, or

•	directly to purchasers.
      The distribution of the debt securities may be carried out from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
      The prospectus supplement or, if applicable, the pricing supplement or product supplement relating to any offering will include the following information:

•	the terms of the offering,

•	the names of any underwriters, dealers or agents,

•	the purchase price of, or consideration payable for, the debt securities,

•	the net proceeds to us from the sale of the debt securities,

•	any underwriting discounts or other underwriters’ compensation,

•	any discounts or concessions allowed or re-allowed or paid to dealers, and

•	any other information we think is important.
Sales through underwriters or dealers
      If we use underwriters in an offering using this prospectus, we will execute an underwriting agreement with one or more underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered debt securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered debt securities if they purchase any. Underwriters may sell those debt securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If we use underwriters in an offering of debt securities using this prospectus, the related prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered debt securities.
      We may grant to the underwriters an option to purchase additional offered debt securities, to cover over-allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement or, if applicable, the pricing supplement or product supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to such offered debt securities.
      If we use a dealer in an offering of debt securities using this prospectus, we will sell the offered debt securities to the dealer as principal. The dealer may then resell those debt securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.
Direct sales and sales through agents
      We may also use this prospectus to directly solicit offers to purchase debt securities. In this case, no underwriters or agents would be involved. Except as set forth in the related prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

      We may also sell the offered debt securities through agents we designate from time to time. In the prospectus supplement, we will describe any commission payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
Indemnification
      Underwriters, dealers or agents participating in a distribution of debt securities using this prospectus may be deemed to be underwriters under the Securities Act. Pursuant to agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of debt securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect of those liabilities.
Market making
      Certain broker-dealers may, but will not be obligated to, make a market in the securities of any series. They may also discontinue market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for the debt securities.
LEGAL MATTERS
      The validity of the debt securities under New York law and the accuracy of the summary contained in “Taxation in the United States” has been passed upon by Allen & Overy LLP, London, England and Allen & Overy LLP, New York, New York, respectively. The validity of the debt securities under Norwegian law has been passed upon by Jens Olav Feiring, Esq., General Counsel of Eksportfinans. The accuracy of the summary contained in “Taxation in Norway” has been passed upon by Wiersholm, Mellbye & Bech, advokatfirma AS. From time to time, Allen & Overy LLP performs legal services for Eksportfinans.
EXPERTS
      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F/A for the year ended December 31, 2005, as filed with the SEC on August 29, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers AS, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

REGISTERED OFFICE OF THE ISSUER
Dronning Mauds gate 15
N-0250 Oslo
TRUSTEE
The Bank of New York
101 Barclay Street
Floor 21W
New York, New York 10286
PRINCIPAL PAYING AGENT AND REGISTRAR
Citibank, N.A.
Canada Square
Canary Wharf
London E14 5LB
PAYING AGENT
Dexia Banque Internationale à Luxembourg, société anonyme
69, route d’Esch
L-2953 Luxembourg
LISTING AGENT
Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal
L-2955 Luxembourg
AUDITORS
PricewaterhouseCoopers AS
Karenslyst allé 12
0245 Oslo
LEGAL ADVISERS
to the Agents

Allen & Overy LLP One Bishops Square London E1 6AO	Sullivan & Cromwell LLP 1 New Fetter Lane London EC4A 1AN

      No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus in connection with the offer contained in this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the agents or any underwriter. This Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer or solicitation in such state. The delivery of this Prospectus Supplement, any Pricing Supplement, any Product Supplement and the accompanying Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.
EKSPORTFINANS ASA
PROSPECTUS
SUPPLEMENT

ABN AMRO Bank N.V.
Banc of America Securities Limited
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Bear, Stearns International Limited
Barclays Capital
BNP PARIBAS
Citigroup
Commerzbank Capital Markets Corp.
Credit Suisse
Daiwa Securities SMBC Europe
Deutsche Bank
Deutsche Bank Securities
Dresdner Kleinwort
FTN Financial Securities Corp.	Goldman Sachs International
Goldman, Sachs & Co.
IXIS Securities North America Inc.
Jefferies and Company, Inc.
JPMorgan
Lehman Brothers
Merrill Lynch & Co.
Mitsubishi UFJ Securities International plc
Mizuho International plc
Morgan Stanley
Nomura International plc
Nomura Securities International, Inc.
Nordea
The Toronto-Dominion Bank
UBS Investment Bank
Wachovia Securities
February 5, 2007